Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

BY AND AMONG

ENERGY TRANSFER PARTNERS, L.P.

ENERGY TRANSFER PARTNERS GP, L.P.

HERITAGE HOLDINGS, INC.

ETE SIGMA HOLDCO, LLC

ETE HOLDCO CORPORATION

AND

ENERGY TRANSFER EQUITY, L.P.

Dated as of June 15, 2012

i

4.3	Non-Contravention	16
4.4	Governmental Approvals	16
4.5	Ownership of ETE Holdco and SUG Parties	17
4.6	Compliance with Law	17
4.7	Title to Properties and Assets	18
4.8	Rights-of-Way	18
4.9	Financial Statements	18
4.10	Absence of Certain Changes	19
4.11	Environmental Matters	19
4.12	Material Contracts	20
4.13	Legal Proceedings	21
4.14	Permits	21
4.15	Taxes	21
4.16	Employee Benefits; Employment and Labor Matters	22
4.17	Brokers’ Fee	23
4.18	Regulatory Status	23
4.19	Intellectual Property	24
4.20	Insurance	24
4.21	Affiliate Transaction	24

	ARTICLE 5
	COVENANTS OF THE PARTIES

5.1	Conduct of Business	24
5.2	Notice of Certain Events	28
5.3	Access to Information	29
5.4	Governmental Approvals	29
5.5	Expenses	30
5.6	Further Assurances	30
5.7	Public Statements	30
5.8	Tax Matters	30

	ARTICLE 6
	CONDITIONS TO CLOSING

6.1	Conditions to Obligations of Each Party	32
6.2	Conditions to Obligations of the ETP Parties	32
6.3	Conditions to Obligations of the ETE Parties	33

	ARTICLE 7
	TERMINATION RIGHTS

7.1	Termination Rights	34
7.2	Effect of Termination	35

	ARTICLE 8
	INDEMNIFICATION

8.1	Indemnification by the ETP Parties	35
8.2	Indemnification by the ETE Parties	36
8.3	Limitations and Other Indemnity Claim Matters	36
8.4	Indemnification Procedures	38
8.5	No Reliance	39

	ARTICLE 9
	GOVERNING LAW AND CONSENT TO JURISDICTION

9.1	Governing Law	40
9.2	Jurisdiction; Specific Enforcement	40
9.3	Waiver of Jury Trial	41

	ARTICLE 10
	GENERAL PROVISIONS

10.1	Amendment or Modification	41
10.2	Waiver of Compliance; Consents	41
10.3	Notices	41
10.4	Assignment	42
10.5	Third Party Beneficiaries	43
10.6	Entire Agreement	43
10.7	Severability	43
10.8	Representation by Counsel	43
10.9	Disclosure Schedules	43
10.10	Facsimiles; Counterparts	44

Exhibits

Exhibit A	–	Definitions
Exhibit B	–	Promissory Note
Exhibit C	–	Assignment Agreement
Exhibit D	–	Assumption Agreement
Exhibit E	–	Stockholders Agreement
Exhibit F	–	SUN Subsidiaries
Exhibit G	–	SUG Subsidiaries

ETP Disclosure Schedules

Schedule 3.7	–	Title to Properties and Assets
Schedule 3.8	–	Rights-of-Way
Schedule 3.9	–	Financial Statements
Schedule 3.10	–	Absence of Certain Changes
Schedule 3.11	–	Environmental Matters
Schedule 3.12	–	Material Contracts
Schedule 3.13	–	Legal Proceedings
Schedule 3.15	–	Taxes
Schedule 3.21	–	Affiliate Transactions
Schedule 5.1	–	Prohibited Actions

ETE Disclosure Schedules

Schedule 4.3	–	Non-Contravention
Schedule 4.7	–	Title to Properties and Assets
Schedule 4.8	–	Rights-of-Way
Schedule 4.10	–	Absence of Certain Changes
Schedule 4.11	–	Environmental Matters
Schedule 4.12	–	Material Contracts
Schedule 4.13	–	Legal Proceedings
Schedule 4.15	–	Taxes
Schedule 4.18	–	Regulatory Status
Schedule 4.21	–	Affiliate Transactions
Schedule 5.1	–	Prohibited Actions

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of June 15, 2012 (the “Execution Date”), is made and entered into by and among Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP (“ETP GP”), Heritage Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of ETP (“HHI” and, together with ETP and ETP GP, the “ETP Parties”), Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), ETE Sigma Holdco, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ETE (“ETE Sigma”), and ETE Holdco Corporation, a Delaware corporation and a direct wholly owned subsidiary of ETE Sigma (“ETE Holdco” and, together with ETE and ETE Sigma, the “ETE Parties”). Each party to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

R E C I T A L S

WHEREAS, ETE Holdco owns all of the outstanding capital stock of Southern Union Company, a Delaware corporation (“SUG”);

WHEREAS, in connection with the acquisition of SUG, ETE loaned $221,216,970.77 of cash to SUG for one year to fund withholding obligations, change of control payments and other expenses required to be made by SUG (the “SUG Loan”);

WHEREAS, ETP, ETP GP, Sunoco, Inc., a Pennsylvania corporation (“SUN”), Sam Acquisition Corporation, a Pennsylvania corporation and a direct wholly owned subsidiary of ETP (“Merger Sub”), and, for the limited purposes described therein, ETE have entered into that certain Agreement and Plan of Merger, dated as of April 29, 2012 and as amended on June 15, 2012 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into SUN (the “Merger”), with SUN surviving the Merger as a subsidiary of ETP;

WHEREAS, at the Effective Time of the Merger, by virtue of the Merger and without any action on the part of SUN, Merger Sub or the holders of securities of SUN or Merger Sub, each share of common stock, par value $1.00 per share, of SUN issued and outstanding immediately prior to the Effective Time will be converted into the right to receive either common units representing limited partner interests in ETP (“ETP Common Units”), cash or a combination of ETP Common Units and cash, in each case as described in the Merger Agreement and subject to the limitations and qualifications set forth therein (such cash consideration being hereinafter referred to as the “Merger Cash Consideration Amount” and such common unit consideration being hereinafter referred to as the “Merger Equity Consideration Amount”);

WHEREAS, immediately prior to the closing of the Merger (the “Merger Closing”), ETP and SUN will cause the Additional Transactions (as hereinafter defined) to take place in the order specified in the Merger Agreement;

WHEREAS, at or prior to the Merger Closing, ETP will borrow an amount of cash equal to the amount by which the Merger Cash Consideration Amount exceeds the SUN Cash Contribution Amount (as hereinafter defined) (the “Merger Loan Amount”);

WHEREAS, at or prior to the Merger Closing, ETE Holdco will assume the obligations of SUG under the SUG Loan;

WHEREAS, at or prior to the Merger Closing, ETP will loan an amount equal to the Merger Loan Amount plus the SUN Cash Contribution Amount (the “HHI Loan”) to HHI;

WHEREAS, at the time of the HHI Loan, ETP will assign to HHI the right to acquire 50% of the issued and outstanding capital stock of Merger Sub;

WHEREAS, at or prior to the Merger Closing, HHI will transfer to Merger Sub the cash received pursuant to the HHI Loan in exchange for 50% of the issued and outstanding capital stock of Merger Sub, and ETP will transfer the Merger Equity Consideration Amount to Merger Sub in continuation of ETP’s ownership of 50% of the issued and outstanding capital stock of Merger Sub;

WHEREAS, immediately following the Merger Closing, (a) ETE Sigma will contribute all of the issued and outstanding capital stock of ETE Holdco to ETP Holdco Corporation, a Delaware corporation and a wholly owned subsidiary of ETP (“ETP Holdco”) (the “ETE Sigma Contribution”), and (b) ETP will contribute all of the issued and outstanding capital stock of HHI and ETP’s 50% direct interest in SUN by virtue of the Merger to ETP Holdco (the “ETP Contribution”);

WHEREAS, in exchange for the ETE Sigma Contribution and the ETP Contribution, each of ETE Sigma and ETP will receive a number of shares of common stock, par value $0.01 per share, of ETP Holdco equal to 60% and 40%, respectively, of all of the issued and outstanding shares of capital stock of ETP Holdco;

WHEREAS, immediately following the ETE Sigma Contribution and the ETP Contribution, ETP Holdco will contribute all of the issued and outstanding shares of capital stock of ETE Holdco to HHI; and

WHEREAS, the ETP Parties and the ETE Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the ETP Parties and the ETE Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2 Interpretations. In this Agreement, unless a clear contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (v) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (vi) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (vii) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (viii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (ix) references to “days” are to calendar days; and (x) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE 2

TRANSACTIONS

2.1 Pre-Merger Transactions. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, prior to the Merger Closing, the following transactions (the “Pre-Merger Transactions”) shall occur, in the following order:

(A) ETP shall borrow the Merger Loan Amount;

(B) ETP shall make the HHI Loan pursuant to the terms and conditions of the promissory note attached hereto as
Exhibit B;

(C) ETP shall assign to HHI and HHI shall accept from ETP the right to acquire from ETP 50% of the issued and outstanding capital stock of Merger Sub (the “Merger Sub Interest”) pursuant to the assignment agreement attached hereto as Exhibit C;

(D) HHI shall transfer to Merger Sub the cash received pursuant to the HHI Loan in exchange for the Merger Sub Interest;

(E) ETP shall contribute the Merger Equity Consideration Amount to Merger Sub in continuation of ETP’s ownership of 50% of the issued and outstanding capital stock of Merger Sub; and

(F) ETE Holdco shall assume the obligations of SUG under the SUG Loan pursuant to the terms and conditions of the assumption agreement attached hereto as Exhibit D.

2.2 Time and Place of the Pre-Merger Transactions. The closing of the Pre-Merger Transactions (the “Initial Closing”) will take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, TX 77002 prior to the Merger Closing at such time, date and place as agreed to in writing by the Parties after all of the conditions set forth in Article 6 hereof (other than those conditions which by their terms are only capable of being satisfied at the closing of the Pre-Merger Transactions, but subject to the satisfaction or due waiver of those conditions) have been satisfied or waived by the Party or Parties entitled to waive such conditions, unless another time, date and place are agreed to in writing by the Parties. The date of the closing of the Pre-Merger Transactions is referred to in this Agreement as the “Initial Closing Date.”

2.3 Post-Merger Transactions. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, immediately after the Merger Closing, the following transactions (the “Post-Merger Transactions”) shall occur, in the following order:

(A) ETE Sigma shall contribute all of the issued and outstanding capital stock of ETE Holdco to ETP Holdco in exchange for 60% of the issued and outstanding capital stock of ETP Holdco (after giving effect to the transaction contemplated by clause (B) of this Section 2.3);

(B) ETP shall contribute all of the issued and outstanding capital stock of HHI and ETP’s 50% direct interest in SUN by virtue of the Merger to ETP Holdco in exchange for 40% of the issued and outstanding capital stock of ETP Holdco (after giving effect to the transaction contemplated by clause (A) of this Section 2.3); and

(C) ETP Holdco shall contribute all of the issued and outstanding capital stock of ETE Holdco to HHI and HHI shall accept such contribution.

2.4 Time and Place of the Post-Merger Transactions. The closing of the Post-Merger Transactions (the “Subsequent Closing” and, together with the Initial Closing, each a “Closing”) will take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, TX 77002 after the Merger Closing at such time, date and place as agreed to in writing by the Parties after all of the conditions set forth in Article 6 hereof (other than those conditions which by their terms are only capable of being satisfied at the closing of the Post-Merger Transactions, but subject to the satisfaction or due waiver of those conditions) have been satisfied or waived by the Party or Parties entitled to waive such conditions, unless another time, date and place are agreed to in writing by the Parties. The date of the closing of the Post-Merger Transactions is referred to in this Agreement as the “Subsequent Closing Date” and, together with the Initial Closing Date, each a “Closing Date.”

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE ETP PARTIES

The ETP Parties, hereby, jointly and severally, represent and warrant to the ETE Parties as follows:

3.1 Organization; Qualification.

(A) Each ETP Group Member and each SUN Party is duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an ETP Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(B) ETP has made available to the ETE Parties true and complete copies of the Organizational Documents of each ETP Group Member and each SUN Party in its possession as in effect on the Execution Date.

3.2 Authority; Enforceability.

(A) Each ETP Group Member has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by such ETP Group Member of the Transaction Documents to which such ETP Group Member is, or will be, a party, and the consummation by such ETP Group Member of the transactions contemplated thereby, have been duly and validly authorized by such ETP Group Member, and no other proceedings on the part of such ETP Group Member are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.

(B) The Transaction Documents to which such ETP Group Member is, or will be, a party have been (or will be, when executed and delivered at each Closing Date) duly executed and delivered by such ETP Group Member, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such ETP Group Member is, or will be, a party constitutes (or will constitute, when executed and delivered at each Closing Date) the valid and binding agreement of such ETP Group Member, enforceable against such ETP Group Member in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

(C) The Merger Agreement has been duly authorized, executed and delivered by the ETP Parties and Merger Sub, and is a valid and binding agreement of the ETP Parties and Merger Sub, enforceable against them in accordance with its terms, except as enforceability may be limited by Creditors’ Rights.

3.3 Non-Contravention. After taking into account all amendments and consents obtained in connection with the Merger, the execution, delivery and performance by each ETP Group Member of this Agreement and the Transaction Documents to which it is, or will be, a party and the consummation by each ETP Group Member of the transactions contemplated hereby and thereby do not and will not: (i) result in any breach of any provision of the Organizational Documents of any of the ETP Group Members or SUN Parties; (ii) result in any breach of any provision of the Merger Agreement applicable to any ETP Group Member; (iii) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any ETP Group Member or any SUN Party is a party or by which any of their respective properties or assets are bound or affected; (iv) assuming compliance with the matters referred to in Section 3.4, violate any Law to which any ETP Group Member or any SUN Party is subject or by which any of their respective properties or assets are bound or affected or (v) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any ETP Group Member or any SUN Party, except, in the cases of clauses (ii), (iii), (iv) and (v) for such breaches, defaults or rights of termination, cancellation, amendment or acceleration or violations as would not reasonably be expected to have an ETP Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which any ETP Group Member is, or will be, a party or to materially impair such ETP Group Member’s ability to perform their respective obligations under the Merger Agreement (to the extent they are a party thereto) or to the Transaction Documents to which they are, or will be, a party.

3.4 Governmental Approvals. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by any ETP Group Member of the transactions contemplated by the Transaction Documents to which it is, or will be, a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after each Closing Date, or which, if not obtained or made, would not reasonably be expected to have an ETP Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which any ETP Group Member is, or will be, a party or to materially impair any ETP Group Member’s ability to perform their respective obligations under the Transaction Documents to which they are, or will be, a party.

3.5 Ownership of Merger Sub; HHI; ETP Holdco; SUN Subsidiaries; Class F Units.

(A) ETP directly owns 100% of the outstanding equity interests in Merger Sub, free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of Merger Sub.

(B) ETP owns 100% of the outstanding equity interests in HHI free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of HHI.

(C) ETP owns 100% of the outstanding equity interests in ETP Holdco free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of ETP Holdco.

(D) SUN owns all of the outstanding equity interests of each of its Subsidiaries as shown on Exhibit F hereto free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of any SUN Subsidiary.

(E) There are no agreements, arrangements or commitments obligating any Person to grant, deliver or sell, or cause to be granted, delivered or sold, the equity interests of Merger Sub, HHI or any SUN Party, by sale, lease, license or otherwise, other than, or as contemplated by, (i) this Agreement and (ii) the Merger Agreement.

(F) There are no voting trusts, proxies or other agreements or understandings to which any ETP Party or any SUN Party will be bound with respect to voting of the equity interests of ETP Holdco, HHI or any SUN Party.

(G) Upon the issuance of the Class F Units pursuant to the terms of the Merger Agreement, (i) all of such Class F Units will be duly authorized, validly issued, fully paid (to the extent required under the ETP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the ETP Partnership Agreement) and (ii) SUN will own all of the outstanding Class F Units free and clear of all Liens other than (a) any transfer restrictions imposed by federal and state securities laws and (b) any transfer restrictions contained in the ETP Partnership Agreement.

3.6 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit and Tax matters, which are the subject of Sections 3.11, 3.14 and 3.15, respectively, and except as to matters that would not reasonably be expected to have an ETP Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement, (a) HHI and the SUN Parties are in compliance with all applicable Laws, (b) neither HHI nor any of the SUN Parties have received written notice of any violation of any applicable Law and (c) neither HHI nor any of the SUN Parties are under investigation by any Governmental Authority for potential non-compliance with any Law.

3.7 Title to Properties and Assets. Except as set forth on Schedule 3.7 of the ETP Disclosure Schedule or as to matters that would not reasonably be expected to have an ETP Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement, HHI and the SUN Parties each have title to or rights or interests in its respective real property (except for Rights-of-Way, which are the subject of Section 3.8) and personal property, free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.

3.8 Rights-of-Way. Except as set forth on Schedule 3.8 of the ETP Disclosure Schedule, (a) HHI and the SUN Parties each have such Rights-of-Way from each Person as are necessary to use, own and operate their respective assets in the manner such assets are currently used, owned and operated by HHI and the SUN Parties, (b) HHI and the SUN Parties have each fulfilled and performed all of their obligations with respect to such Rights-of-Way and (c) no event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way.

3.9 Financial Statements.

(A) SUN has filed and furnished forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2010 through the Execution Date (all such documents and reports filed or furnished by SUN, the “SUN SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the SUN SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the SUN SEC Documents contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the SUN SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(B) The consolidated financial statements (including all related notes and schedules) of SUN included in the SUN SEC Documents fairly present in all material respects the consolidated financial position of SUN as at the dates thereof, and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(C) Other than with respect to the transactions contemplated by this Agreement and except as set forth on Schedule 3.9 of the ETP Disclosure Schedule, each of HHI and ETP Holdco (i) since January 1, 2005, does not conduct and has not conducted any material activities or operations and (ii) does not have any assets or liabilities, whether accrued, contingent, absolute or otherwise. Each of HHI and ETP Holdco does not have and since January 1, 2005, has not had any employees.

3.10 Absence of Certain Changes. Except as set forth on Schedule 3.10 of the ETP Disclosure Schedule, as disclosed in the ETP SEC Reports or the SUN SEC Reports filed with the SEC prior to the date hereof or as expressly permitted or contemplated by the Merger Agreement or this Agreement, since December 31, 2011, the business of HHI and each of the SUN Parties has been conducted in the ordinary course and in a manner consistent with past practice and there has not been:

(A) any event, occurrence or development which has had, or would be reasonably expected to have, an ETP Material Adverse Effect;

(B) any purchase by HHI or any of the SUN Parties of any securities or ownership interests of, or any investment in, any Person, other than ordinary course overnight investments consistent with the cash management policies of HHI and each of the SUN Parties;

(C) any declaration, setting aside or payment of any dividends on or distributions in respect of any equity interests or other securities of HHI or any of the SUN Parties;

(D) any amendment, supplement, restatement or other modification to the Organizational Documents of HHI or any of the SUN Parties, in each case that would reasonably be expected to be materially adverse to HHI or any of the SUN Parties or to prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(E) any new or change to any material Tax election; any settlement or compromise of any claim, notice, audit report or assessment in respect of material Taxes; any change of any annual Tax accounting period; any adoption or change of any method of Tax accounting; any filing of any amended material Tax Return; any entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; or any surrender of any right to claim a material Tax refund; or

(F) any agreement by HHI or any of the SUN Parties, or any agreement by any member of the ETP Group to cause HHI or any of the SUN Parties, to do any of the foregoing.

3.11 Environmental Matters. Except as to matters set forth on Schedule 3.11 of the ETP Disclosure Schedule and except as to matters that would not reasonably be expected to have an ETP Material Adverse Effect:

(A) HHI and each of the SUN Parties is in compliance with all applicable Environmental Laws;

(B) HHI and each of the SUN Parties possesses all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;

(C) HHI and each of the SUN Parties and their respective properties and operations are not subject to any pending or, to the Knowledge of ETP, threatened Proceeding arising under any Environmental Law, nor has either HHI or any SUN Party received any written and pending notice, order or complaint from any Governmental Authority alleging a violation of or liability arising under any Environmental Law; and

(D) to the Knowledge of ETP, there has been no Release of Hazardous Substances on, at, under, to or from any of the properties of HHI or any of the SUN Parties, or from or in connection with either HHI’s or any of the SUN Parties’ operations in a manner that would reasonably be expected to give rise to any liability pursuant to any Environmental Law.

3.12 Material Contracts.

(A) Except for this Agreement, any ETP Plan, as set forth on Schedule 3.12 of the ETP Disclosure Schedule or as filed or incorporated by reference as an exhibit to the ETP SEC Reports or the SUN SEC Reports as of the date hereof, none of HHI, ETP Holdco or any SUN Party is a party to or bound by any Contract (each, an “ETP Material Contract”) that:

(1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(2) is a Contract that (i) expressly imposes any material restriction on the right or ability of HHI, ETP Holdco or any SUN Party, as applicable, to compete with any other Person or acquire or dispose of the securities of another Person or (ii) contains an exclusivity or “most favored nation” clause that restricts the business of HHI, ETP Holdco or any SUN Party in a material manner;

(3) is a mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of HHI, ETP Holdco or any SUN Party in an amount in excess of $25,000,000;

(4) is a Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by HHI, ETP Holdco or any SUN Party, in excess of $50,000,000;

(5) is a joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between or among HHI, ETP Holdco or any SUN Party and any of their Subsidiaries;

(6) is a Contract expressly limiting or restricting the ability of the HHI, ETP Holdco or any SUN Party to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(7) is an acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by HHI, ETP Holdco or any SUN Party in excess of $50,000,000; and

(8) any material lease or sublease with respect to any HHI, ETP Holdco or any SUN Party Leased Real Property.

(B) Each ETP Material Contract is a valid and binding obligation of HHI or a SUN Party, as applicable, and is in full force and effect and enforceable in accordance with its terms against HHI, ETP Holdco or a SUN Party, as applicable, and, to the Knowledge of ETP, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights. ETP has made available to the ETE Parties a true and complete copy of each ETP Material Contract in its possession.

(C) Neither HHI nor any SUN Party nor, to the Knowledge of ETP, any other party to any ETP Material Contract is in default or breach in any material respect under the terms of any ETP Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by HHI or a SUN Party, as applicable, or to the Knowledge of ETP, any other party to any ETP Material Contract, or would permit termination, modification or acceleration under any ETP Material Contract.

(D) As of the Execution Date, to the Knowledge of ETP, neither HHI nor any SUN Party has received notice that any current supplier, shipper or customer intends to amend or discontinue a business relationship (including termination of an ETP Material Contract) with HHI or a SUN Party, as applicable, that could reasonably be expected to generate revenues for HHI or a SUN Party, as applicable, or pursuant to which HHI or a SUN Party, as applicable, could reasonably be expected to incur costs, in either case of $10,000,000 or more in the aggregate.

3.13 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws which are the subject of Section 3.11 or as is set forth on Schedule 3.13 of ETP Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of ETP, threatened against any ETP Group Member or any SUN Party, as applicable, except such Proceedings as would not reasonably be expected to have an ETP Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which any ETP Group Member is or will be, a party or to materially impair any ETP Group Member’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

3.14 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws that are the subject of Section 3.11 or as disclosed in the ETP Disclosure Schedule, HHI and each SUN Party has all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by HHI and each SUN Party, as applicable, except where the failure to have such Permits would not reasonably be expected to have an ETP Material Adverse Effect.

3.15 Taxes. Except as set forth on Schedule 3.15 of the ETP Disclosure Schedule or as would not reasonably be expected to have an ETP Material Adverse Effect:

(A) All material Tax Returns required to be filed with respect to each SUN Party and HHI, as applicable, have been filed and all such Tax Returns are complete and correct in all material respects and all material Taxes due and payable (whether or not shown on such Tax Returns) relating to each SUN Party or HHI, as applicable, have been paid in full. None of any SUN Party and HHI is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority in a jurisdiction where any SUN Party or HHI does not file a Tax Return that such SUN Party or HHI, as applicable, is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(B) There are no claims (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any SUN Party or HHI for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to any SUN Party or HHI, as applicable.

(C) There are no Liens for Taxes on any of the assets of any SUN Party or HHI, other than Permitted Liens.

(D) All material Taxes required to be withheld, collected or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholders of any SUN Party or HHI, as applicable, have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(E) None of the SUN Parties or HHI is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(F) None of the SUN Parties or HHI has any liability for the Taxes of any Person (other than such SUN Party or HHI, as applicable) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(G) None of the SUN Parties or HHI is a “foreign person” as defined in Section 1445(f)(3) of the Code, and the rules and Treasury Regulations promulgated thereunder, or an entity disregarded as separate from its owner for United States federal income tax purposes.

(H) Other than the distribution by SUN of shares of SunCoke Energy, Inc. to SUN’s shareholders on January 17, 2012 in a transaction intended to qualify under Sections 368(a)(1)(D) and 355 of the Code, and any transactions taken in connection therewith, none of the SUN Parties or HHI was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(I) None of the SUN Parties or HHI has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011 4(b)(2).

3.16 Employee Benefits; Employment and Labor Matters. Except as would not reasonably be expected to have an ETP Material Adverse Effect,

(A) each employee benefit plan, within the meaning of Section 3(3) of the ERISA, for which either HHI, any SUN Party or any member of their respective “Controlled Groups” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have any liability (each, an “ETP Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code;

(B) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any ETP Plan excluding transactions effected pursuant to a statutory or administrative exemption;

(C) each ETP Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter;

(D) no ETP Plan that is subject to the minimum funding standards of Section 412(a) or 430 of the Code or Section 302(a) or 330 of ERISA has failed to meet such minimum funding standards within the last five years; and

(E) neither HHI, nor any SUN Party nor any member of their respective Controlled Groups has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to an ETP Plan or premiums to the Pension Benefit Guaranty Corporation, in the ordinary course and without default) in respect of an ETP Plan (including a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA).

3.17 Brokers’ Fee. Except for the fees payable to Wells Fargo Securities, LLC and Evercore Partners Inc., with respect to services provided to ETP, which shall be paid by ETP, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the ETP Parties or the SUN Parties.

3.18 Regulatory Status.

(A) Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, (i) none of HHI and each of the SUN Parties is a natural gas company under the Natural Gas Act, (“NGA”), 15 U.S.C. §§ 717-717W, and the regulations promulgated by the FERC thereunder, or a utility, intrastate pipeline, gas service company, electric service company, gas company, electric company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder and (ii) none of HHI or any of the SUN Parties is a holding company or a public-utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by the FERC thereunder (“PUHCA”).

(B) Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, (i) each of HHI and SUN’s Subsidiaries and each Subsidiary of the SUN in the past three years that is or was a public utility under the FPA engaged in the sale of electricity at wholesale and has been authorized by the FERC, pursuant to the FPA, to make such sales at market-based rates, and has been granted such waivers and blanket authorizations (including blanket authorization to issue securities and to assume liabilities under Section 204 of the FPA and 18 C.F.R. Pt. 34) as are customarily granted to entities with market-based rate authority, (ii) each such Subsidiary that was a public-utility company, as such term is defined under PUHCA, has obtained an order from the FERC finding it, or has in good faith self-certified itself to the FERC, to be either (A) an Exempt Wholesale Generator as such term is defined under PUHCA (“Exempt Wholesale Generator”) or (B) a qualifying facility (“Qualifying Facility”) under the Public Utility Regulatory Policies Act of 1978 §§ 16 U.S.C. 2601-2645, and the regulations promulgated by the FERC thereunder (“PURPA”). Prior to the Closing of the Merger Agreement, SUN’s Subsidiary, Sunoco Power Marketing, LLC, filed a notice of cancellation with the FERC requesting that its market-based rate tariff be canceled and the FERC issued an order accepting the notice of cancellation, effective July 2, 2012. Except as stated in the preceding sentence, and except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, to the knowledge of ETP, there are no facts that are reasonably likely to cause any such Subsidiary to lose or be ineligible for its market-based rate authorization or such customary waivers and blanket authorizations or to lose or be ineligible for its status as an Exempt Wholesale Generator under PUHCA or a Qualifying Facility under PURPA, as applicable.

(C) Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, all filings (other than immaterial filings) required to be made by HHI and the SUN Parties during the three years preceding the date hereof, with the FERC under the NGA, Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, and regulations promulgated by the FERC thereunder (“NGPA”), the Interstate Commerce Act implemented by the FERC pursuant to 49 USC § 60502 and the regulations promulgated by the FERC thereunder (“ICA”), the FPA, PUHCA, the Department of Energy, the Federal Communications Commission (the “FCC”), or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

3.19 Intellectual Property. HHI and each of the SUN Parties owns or has the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of its business as presently conducted. No third party has asserted in writing delivered to HHI or any of the SUN Parties an unresolved claim that either HHI or any SUN Party is infringing on the Intellectual Property of such third party. To the Knowledge of ETP, no third party is infringing on the Intellectual Property owned by HHI or any SUN Party.

3.20 Insurance. HHI and each of the SUN Parties maintains liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies, that insure or relate to its respective assets. ETP believes such policies are reasonably adequate in light of industry practices.

3.21 Affiliate Transaction. Except as set forth on Schedule 3.21 of the ETP Disclosure Schedule, as disclosed in the ETP SEC Reports filed with the SEC prior to the date hereof or as described in the SUN SEC Reports or the ETP SEC Reports, or as disclosed on applicable FERC filings, there are no assessments, contracts, transfers of assets, commitments or other transactions, that are not in the ordinary course of business, to, by or among HHI or any SUN Party on the one hand and the ETP Parties on the other hand.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ETE PARTIES

The ETE Parties hereby, jointly and severally, represent and warrant to the ETP Parties as follows:

4.1 Organization; Qualification.

(A) Each ETE Party and each SUG Party is duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an ETE Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(B) ETE has made available to the ETP Parties true and complete copies of the Organizational Documents of each ETE Party and each SUG Party in its possession as in effect on the Execution Date.

4.2 Authority; Enforceability; Valid Issuance.

(A) Each ETE Party has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by such ETE Party of the Transaction Documents to which such ETE Party is, or will be, a party, and the consummation by such ETE Party of the transactions contemplated thereby, have been duly and validly authorized by such ETE Party, and no other proceedings on the part of such ETE Party are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.

(B) The Transaction Documents to which such ETE Party is, or will be, a party have been (or will be, when executed and delivered at each Closing Date) duly executed and delivered by such ETE Party, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such ETE Party is, or will be, a party constitutes (or will constitute, when executed and delivered at each Closing Date) the valid and binding agreement of such ETE Party, enforceable against such ETE Party in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

(C) The Merger Agreement has been duly authorized, executed and delivered by ETE, and is a valid and binding agreement of ETE, enforceable against ETE in accordance with its terms, except as enforceability may be limited by Creditors’ Rights.

4.3 Non-Contravention. Except as set forth on Schedule 4.3 of the ETE Disclosure Schedule, the execution, delivery and performance by the ETE Parties of the Transaction Documents to which they are, or will be, a party and the consummation by the ETE Parties of the transactions contemplated thereby do not and will not: (i) result in any breach of any provision of the Organizational Documents of the ETE Parties or the SUG Parties; (ii) result in any breach of any provision of the Merger Agreement applicable to any ETE Party; (iii) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any of the ETE Parties or the SUG Parties is a party or by which any of their respective property or assets are bound or affected; (iv) assuming compliance with the matters referred to in Section 4.4, violate any Law to which the ETE Parties or the SUG Parties are subject or by which any of their respective properties or assets are bound or affected, or (v) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of the ETE Parties or the SUG Parties, except, in the cases of clauses (ii), (iii), (iv) and (v) for such breaches, defaults or rights of termination, cancellation, amendment or acceleration or violations as would not reasonably be expected to have an ETE Material Adverse Effect.

4.4 Governmental Approvals. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by the ETE Parties of the transactions contemplated by the Transaction

Documents to which they are, or will be, a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after each Closing Date, or which, if not obtained or made, would not reasonably be expected to have an ETE Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the ETE Parties are, or will be, a party or to materially impair the ETE Parties’ ability to perform their respective obligations under the Transaction Documents to which they are, or will be, a party.

4.5 Ownership of ETE Holdco and SUG Parties.

(A) ETE directly owns 100% of the outstanding equity interests in ETE Sigma, free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of ETE Sigma.

(B) ETE Sigma directly owns 100% of the outstanding equity interests in ETE Holdco, free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of ETE Holdco.

(C) ETE Holdco directly owns 100% of the outstanding equity interests in SUG free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of SUG.

(D) SUG owns all of the outstanding equity interests of each of its Subsidiaries as shown on Exhibit G hereto free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of such SUG Party.

(E) There are no agreements, arrangements or commitments obligating any Person to grant, deliver or sell, or cause to be granted, delivered or sold, the equity interests of the ETE Parties or the SUG Parties by sale, lease, license or otherwise, other than, or as contemplated by this Agreement.

(F) There are no voting trusts, proxies or other agreements or understandings to which any ETE Party or any SUG Party will be bound with respect to the voting of the equity interests of any SUG Party.

4.6 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit and Tax matters, which are the subject of Sections 4.11, 4.14 and 4.15, respectively, and except as to matters that would not reasonably be expected to have an ETE Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement, (a) each of the SUG Parties are in compliance with all applicable Laws, (b) none of the SUG Parties has received written notice of any violation of any applicable Law and (c) none of the SUG Parties is under investigation by any Governmental Authority for potential non-compliance with any Law.

4.7 Title to Properties and Assets. Except as set forth on Schedule 4.7 of the ETE Disclosure Schedule or as to matters that would not reasonably be expected to have an ETE Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement, the SUG Parties have title to or rights or interests in its real property (except for Rights-of-Way, which are the subject of Section 4.8) and personal property, free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.

4.8 Rights-of-Way. Except as set forth on Schedule 4.8 of the ETE Disclosure Schedule, (a) the SUG Parties have such Rights-of-Way from each Person as are necessary to use, own and operate the SUG Parties’ assets in the manner such assets are currently used, owned and operated by the SUG Parties, (b) the SUG Parties have fulfilled and performed all of their obligations with respect to such Rights-of-Way and (c) no event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way.

4.9 Financial Statements.

(A) SUG has filed and furnished forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2010 through the Execution Date (all such documents and reports filed or furnished by SUG, the “SUG SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the SUG SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the SUG SEC Documents contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the SUG SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(B) The consolidated financial statements (including all related notes and schedules) of SUG included in the SUG SEC Documents fairly present in all material respects the consolidated financial position of SUG as at the dates thereof, and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(C) Other than with respect to its equity interests in SUG and the transactions contemplated by this Agreement, ETE Holdco (i) does not conduct and has not conducted any material activities or operations and (ii) does not have any assets or liabilities, whether accrued, contingent, absolute or otherwise. ETE Holdco does not have and has never had any employees.

4.10 Absence of Certain Changes. Except as set forth on Schedule 4.10 of the ETE Disclosure Schedule, as disclosed in the ETE SEC Reports or the SUG SEC Reports filed with the SEC prior to the date hereof or as expressly permitted or contemplated by this Agreement, since December 31, 2011, the business of the SUG Parties has been conducted in the ordinary course and in a manner consistent with past practice and there has not been:

(A) any event, occurrence or development which has had, or would be reasonably expected to have, an ETE Material Adverse Effect;

(B) any purchase by any SUG Party of securities or ownership interests of, or make any investment in, any Person, other than ordinary course overnight investments consistent with the cash management policies of the SUG Parties;

(C) any declaration, setting aside or payment of any dividends on or distributions in respect of any equity interests or other securities of the SUG Parties;

(D) any amendment, supplement, restatement or other modification to the Organizational Documents or any of the SUG Parties, in each case that would reasonably be expected to be materially adverse to the SUG Parties or to prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(E) any new or change to any material Tax election; any settlement or compromise of any claim, notice, audit report or assessment in respect of material Taxes; any change of any annual Tax accounting period; any adoption or change of any method of Tax accounting; any filing of any amended material Tax Return; any entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; or any surrender of any right to claim a material Tax refund; or

(F) any agreement by the SUG Parties, or any agreement by any of the ETE Parties to cause any of the SUG Parties, to do any of the foregoing.

4.11 Environmental Matters. Except as to matters set forth on Schedule 4.11 of the ETE Disclosure Schedule and except as to matters that would not reasonably be expected to have an ETE Material Adverse Effect:

(A) the SUG Parties are in compliance with all applicable Environmental Laws;

(B) the SUG Parties possess all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;

(C) the SUG Parties and their properties and operations are not subject to any pending or, to the Knowledge of ETE, threatened Proceeding arising under any Environmental Law, nor has any of the SUG Parties received any written and pending notice, order or complaint from any Governmental Authority alleging a violation of or liability arising under any Environmental Law; and

(D) to the Knowledge of ETE, there has been no Release of Hazardous Substances on, at, under, to or from any of the properties of the SUG Parties, or from or in connection with the SUG Parties’ operations in a manner that would reasonably be expected to give rise to any liability pursuant to any Environmental Law.

4.12 Material Contracts.

(A) Except for this Agreement, any SUG Plan, as set forth on Schedule 4.12 of the ETE Disclosure Schedule or filed or incorporated by reference as an exhibit to the SUG SEC Reports as of the date hereof, as of the Execution Date, none of the SUG Parties is party to or bound by any Contract (each, an “ETE Material Contract”) that:

(1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(2) is a Contract that (i) expressly imposes any material restriction on the right or ability of any SUG Party to compete with any other Person or acquire or dispose of the securities of another Person or (ii) contains an exclusivity or “most favored nation” clause that restricts the business of any SUG Party in a material manner;

(3) is a mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of any SUG Party in an amount in excess of $25,000,000;

(4) is a Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by any SUG Party, in excess of $50,000,000;

(5) is a joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between or among any SUG Party and their Subsidiaries;

(6) is a Contract expressly limiting or restricting the ability of any SUG Party to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(7) is an acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by any SUG Party in excess of $50,000,000; and

(8) any material lease or sublease with respect to any SUG Party Leased Real Property.

(B) Each ETE Material Contract is a valid and binding obligation of the respective SUG Party, and is in full force and effect and enforceable in accordance with its terms against the respective SUG Party and, to the Knowledge of ETE, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights. ETE has made available to the ETP Parties a true and complete copy of each ETE Material Contract in its possession.

(C) None of the SUG Parties nor, to the Knowledge of ETE, any other party to any ETE Material Contract is in default or breach in any material respect under the terms of any ETE Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by the SUG Parties, or to the Knowledge of ETE, any other party to any ETE Material Contract, or would permit termination, modification or acceleration under any ETE Material Contract.

(D) As of the Execution Date, to the Knowledge of ETE, none of the SUG Parties has received notice that any current supplier, shipper or customer intends to amend or discontinue a business relationship (including termination of an ETE Material Contract) with the SUG Parties that could reasonably be expected to generate revenues for the SUG Parties or pursuant to which the SUG Parties could reasonably be expected to incur costs, in either case of $10,000,000 or more in the aggregate.

4.13 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws which are the subject of Section 4.11 or as is set forth on Schedule 4.13 of ETE Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of ETE, threatened against any of the ETE Parties or the SUG Parties, except such Proceedings as would not reasonably be expected to have an ETE Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which any ETE Party is or will be, a party or to materially impair any ETE Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

4.14 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws that are the subject of Section 4.11, the SUG Parties have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the SUG Parties, except where the failure to have such Permits would not reasonably be expected to have an ETE Material Adverse Effect.

4.15 Taxes. Except as set forth on Schedule 4.15 of the ETE Disclosure Schedule or as would not reasonably be expected to have an ETE Material Adverse Effect:

(A) All material Tax Returns required to be filed with respect to the SUG Parties have been filed and all such Tax Returns are complete and correct in all material respects and all material Taxes due and payable (whether or not shown on such Tax Returns) relating the SUG Parties have been paid in full. No SUG Party is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority in a jurisdiction where any SUG Party does not file a Tax Return that such SUG Party is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(B) There are no claims (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any of the SUG Parties for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to any of the SUG Parties.

(C) There are no Liens for Taxes on any of the assets of any SUG Party, other than Permitted Liens.

(D) All material Taxes required to be withheld, collected or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, or stockholders of the SUG Parties have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(E) No SUG Party is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(F) No SUG Party has any liability for the Taxes of any Person (other than such SUG Party) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(G) No SUG Party is a “foreign person” as defined in Section 1445(f)(3) of the Code, and the rules and Treasury Regulations promulgated thereunder, or an entity disregarded as separate from its owner for United States federal income tax purposes.

(H) No SUG Party was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years.

(I) No SUG Party has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011 4(b)(2).

4.16 Employee Benefits; Employment and Labor Matters. Except as would not reasonably be expected to have an ETE Material Adverse Effect,

(A) each employee benefit plan, within the meaning of Section 3(3) of ERISA for which the SUG Parties or any member of their Controlled Groups would have any liability (each a “SUG Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code;

(B) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any SUG Plan excluding transactions effected pursuant to a statutory or administrative exemption;

(C) each SUG Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter;

(D) no SUG Plan that is subject to the minimum funding standards of Section 412(a) or 430 of the Code or Section 302(a) or 330 of ERISA has failed to meet such minimum funding standards within the last five years; and

(E) neither the SUG Parties nor any member of their Controlled Groups has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to any SUG Plan or premiums to the Pension Benefit Guaranty Corporation, in the ordinary course and without default) in respect of a SUG Plan (including a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA).

4.17 Brokers’ Fee. Except for the fees payable to RBS Securities Inc., with respect to services provided to ETE, which shall be paid by ETE, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the ETE Parties or the SUG Parties.

4.18 Regulatory Status.

(A) Except as set forth on Schedule 4.18 of the ETE Disclosure Schedule, none of the SUG Parties is a natural gas company under the NGA, a public utility, transmitting utility, electric utility or electric utility company under the FPA, a common carrier under the ICA, or a utility, utility holding company, intrastate pipeline, gas service company, electric service company, gas company, electric company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder. Except by reason of direct or indirect ownership and/or control of Exempt Wholesale Generators, none of the SUG Parties is a holding company as defined in the PUHCA.

(B) Each of SUG’s Subsidiaries that is identified on Section 4.18(a) of the ETE Disclosure Schedule as a public utility under the FPA engages in the sale of electricity exclusively at wholesale and has been authorized by the FERC, pursuant to the FPA, to make such sales at market-based rates, and has been granted such waivers and blanket authorizations (including blanket authorization to issue securities and to assume liabilities under Section 204 of the FPA and 18 C.F.R. Pt. 34) as are customarily granted to entities with market-based rate authority. Each such Subsidiary has obtained an order from the FERC finding it, or has in good faith self-certified itself to the FERC, to be an Exempt Wholesale Generator under PUHCA. There are no pending, or to the knowledge of the ETE, threatened, judicial or administrative proceedings to revoke any such Subsidiary’s market-based rate authorization or Exempt Wholesale Generator status, as applicable. To the knowledge of ETE, there are no facts that are reasonably likely to cause any such Subsidiary to lose or be ineligible for its market based rate authorization or to lose its status as an Exempt Wholesale Generator under PUHCA.

(C) All filings (other than immaterial filings) required to be made by the SUG Parties during the three years preceding the date hereof, with the FERC under the FPA, NGA, NGPA, the ICA or PUHCA, the Department of Energy, the Federal Communications Commission, the Massachusetts Department of Public Utilities, the Missouri Public Service Commission or any other applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, continue to comply with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not, individually or in the aggregate, materially and adversely affect the ability of the SUG Parties to operate their business in the ordinary course consistent with past practices.

4.19 Intellectual Property. The SUG Parties own or have the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their business as presently conducted. No third party has asserted in writing delivered to the SUG Parties an unresolved claim that the SUG Parties are infringing on the Intellectual Property of such third party. To the Knowledge of ETE, no third party is infringing on the Intellectual Property owned by the SUG Parties.

4.20 Insurance. The SUG Parties maintain liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies, that insure or relate to the assets of the SUG Parties. ETE believes that such policies are reasonably adequate in light of industry practices.

4.21 Affiliate Transaction. Except as set forth on Schedule 4.21 of the ETE Disclosure Schedule, or as described in the SUG SEC Documents or the ETE SEC Reports, or as disclosed on applicable FERC filings, there are no assessments, contracts, transfers of assets, commitments or other transactions, that are not in the ordinary course of business, to, by or among the SUG Parties on the one hand and the ETE Parties on the other hand.

ARTICLE 5

COVENANTS OF THE PARTIES

5.1 Conduct of Business.

(A) From the Execution Date through the Subsequent Closing Date, without the prior written consent of ETE, which consent shall not be unreasonably withheld, delayed or conditioned, ETP shall not, and shall cause its Affiliates not to, (i) amend, supplement, restate or otherwise modify the Merger Agreement (as it exists on the Execution Date), (ii) agree to, grant or permit to exist any waiver of a condition, covenant or other provision in the

Merger Agreement (as it exists on the Execution Date) or (iii) otherwise act, or fail to act with respect to the rights and obligations of the ETP Parties under the Merger Agreement (as it exists on the Execution Date). Notwithstanding the foregoing, nothing in this Section 5.1(A) shall prevent ETP from exercising its right to terminate the Merger Agreement in accordance with the terms thereof.

(B) From the Execution Date through the Subsequent Closing Date, ETE shall, and shall cause its Subsidiaries to, carry on the business of the SUG Parties and from and after the Merger Closing through the Subsequent Closing Date, ETP shall and shall cause its Subsidiaries to, carry on the business of the SUN Parties, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and employees and endeavor to preserve their relationships with customers, suppliers and others having business dealings with any of them to the end that their respective goodwill and ongoing businesses shall not be impaired in any material respect at the Closing.

(C) From the Execution Date through the Subsequent Closing Date, except as described in Schedule 5.1 of the ETP Disclosure Schedule or consented to or approved in writing by ETE, which consent or approval shall not be unreasonably withheld, conditioned or delayed, ETP and HHI shall not take, and shall cause their respective Subsidiaries to not take the following actions relating to ETP Holdco, HHI or their respective Subsidiaries and from the Merger Closing through the Subsequent Closing Date, ETP shall not take, and shall cause its Subsidiaries not to take, the following actions related to the SUN Parties:

(1) amend the Organizational Documents of ETP Holdco or HHI;

(2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of ETP Holdco, HHI or the SUN Parties, as applicable, which remains a wholly owned Subsidiary of ETP Holdco, HHI or the SUN Parties, as applicable, after consummation of such transaction;

(3) except in the ordinary course of business, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities), except (a) dividends or distributions by any Subsidiaries only to ETP Holdco, HHI or the SUN Parties, as applicable, or to any Subsidiary of ETP Holdco, HHI or the SUN Parties, as applicable, in the ordinary course of business and (b) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement;

(4) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations (a) solely among ETP Holdco, HHI or the SUN Parties, as applicable, and their Subsidiaries or among ETP Holdco, HHI or the SUN Parties’ Subsidiaries, as applicable, or (b) contemplated by this Agreement;

(5) make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $25,000,000 in the aggregate, except (a) as contemplated by SUN’s fiscal 2012 budget and capital expenditure plan (the “SUN 2012 Budget“) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2012 fiscal year) or (b) as made in connection with any transaction among ETP Holdco, HHI or the SUN Parties, as applicable, and their wholly owned Subsidiaries or among ETP Holdco, HHI or the SUN Parties’ wholly owned Subsidiaries, as applicable; provided, however, that ETP Holdco, HHI and the SUN Parties, as applicable, shall not make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the transactions contemplated by this Agreement;

(6) sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets with a value in excess of $25,000,000 in the aggregate, except (a) sales, transfers and dispositions of obsolete or worthless equipment, (b) sales, transfers and dispositions of inventory, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business, (c) sales, leases, transfers or other dispositions made in connection with any transaction among ETP Holdco, HHI or the SUN Parties, as applicable, and their respective wholly owned Subsidiaries or among ETP Holdco, HHI or the SUN Parties’ wholly owned Subsidiaries, as applicable, or (d) sales, transfers and dispositions in the ordinary course of business pursuant to SUN’s Retail Portfolio Management (RPM) Program;

(7) authorize any capital expenditures in excess of $50,000,000 in the aggregate, except for (a) expenditures contemplated by the SUN 2012 Budget (whether or not such capital expenditure is made during the 2012 fiscal year), (b) expenditures contemplated by SUN’s fiscal 2013 budget and capital expenditures plan, which shall not be greater than the expenditures contemplated by the SUN 2012 Budget plus 10%, excluding extraordinary items contained in the SUN 2012 Budget, or (c) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise or (d) expenditures required by statutes or applicable regulations;

(8) make or change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended material Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(9) take or fail to take any action that is reasonably likely to have an ETP Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(10) agree or commit to take any of the actions described above.

(D) From the Execution Date through the Subsequent Closing Date, except as described in Schedule 5.1 of the ETE Disclosure Schedule or consented to or approved in writing by ETP, which consent or approval shall not be unreasonably withheld, conditioned or delayed, ETE shall not take, and shall cause its Subsidiaries not to take the following actions relating to ETE Sigma, ETE Holdco, SUG or their respective Subsidiaries:

(1) amend the Organizational Documents of ETE Sigma, ETE Holdco, SUG or their respective Subsidiaries;

(2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of ETE Sigma, ETE Holdco or SUG, as applicable, which remains a wholly owned Subsidiary of ETE Sigma, ETE Holdco or SUG, as applicable, after consummation of such transaction;

(3) except in the ordinary course of business, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities), except (a) dividends or distributions by any Subsidiaries only to ETE Sigma, ETE Holdco, SUG or their respective Subsidiaries in the ordinary course of business, (b) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement and (c) regular quarterly cash dividends with customary record and payment dates;

(4) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization and other than any mergers, consolidations, restructurings or reorganizations (a) solely among ETE Sigma, ETE Holdco, SUG or their respective Subsidiaries or (b) contemplated by this Agreement;

(5) make any acquisition of any other Person or business or make any loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the transactions contemplated by this Agreement;

(6) sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets, with a value in excess of $25,000,000 in the aggregate, except (a) sales, transfers and dispositions of obsolete or worthless equipment, (b) sales, transfers and dispositions of inventory, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business, or (c) sales, leases, transfers or other dispositions made in connection with any transaction among ETE Sigma, ETE Holdco, SUG or their respective Subsidiaries;

(7) authorize any capital expenditures in excess of $50,000,000 in the aggregate, except for (a) expenditures contemplated by the SUG 2012 Budgets (whether or not such capital expenditure is made during the 2012 fiscal year), (b) expenditures contemplated by the SUG Parties’ fiscal 2013 budget and capital expenditures plan, which shall not be greater than the expenditures contemplated by the SUG 2012 Budgets plus 10% excluding extraordinary items contained in the SUG 2012 Budgets, (c) made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise or (d) expenditures required by statutes or applicable regulations;

(8) make or change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended material Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(9) take or fail to take any action that is reasonably likely to have an ETE Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(10) agree or commit to take any of the actions described above.

5.2 Notice of Certain Events.

(A) Subject to applicable Law, each Party shall promptly notify the other Parties of:

(1) any event, condition or development that has resulted in the inaccuracy or breach of any representation or warranty, covenant or agreement contained in this Agreement made by or to be complied with by such notifying Party at any time during the term hereof and that would reasonably be expected to result in a failure of any of the conditions set forth in Article 6; provided, however, that no such notification shall be deemed to cure any such breach of or inaccuracy in such notifying Party’s representations and warranties or covenants and agreements for any purpose under this Agreement and no such notification shall limit or otherwise affect the remedies available to the other Parties;

(2) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(3) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(4) any Proceedings commenced that would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or materially impair the notifying Party’s ability to perform its obligations under this Agreement.

(B) ETP shall promptly (and in any event within one Business Day) notify and provide ETE with a copy of any notice or other communication received or sent by ETP and its Affiliates pursuant to the Merger Agreement.

5.3 Access to Information. From the date hereof until the Subsequent Closing Date, upon the request from a Party (a “Requesting Party”), the other Party (the “Disclosing Party”) will: (i) give the Requesting Party and its counsel, financial advisors, auditors and other authorized representatives (collectively, “Representatives”) reasonable access to the offices, properties, books and records of the Disclosing Party and to the books and records relating to the Disclosing Party and its controlled Affiliates and permit the Requesting Party to make copies thereof, in each case (a) during normal business hours and (b) solely to the extent that the Disclosing Party has access to such offices, properties, books and records and has the right, to provide access to such offices, properties, books and records to such Persons; and (ii) furnish to the Requesting Party and its Representatives such financial and operating data and other information relating to the Disclosing Party as such Persons may reasonably request, solely to the extent that the Disclosing Party possesses such financial and operating data and other information and has the right, to furnish such financial and operating data and other information to such Persons. Any investigation pursuant to this Section 5.3 shall be conducted in such manner so as not to interfere with the conduct of the business of the Disclosing Party. Notwithstanding the foregoing, the Requesting Party shall not be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of the Disclosing Party without the prior written consent of the Disclosing Party. Notwithstanding the foregoing provisions of this Section 5.3, the Disclosing Party shall not be required to, or to cause its Affiliates to, grant access or furnish information to the Requesting Party or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing Contract. To the extent practicable, the Disclosing Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. To the fullest extent permitted by Law, the Disclosing Party and its Representatives and Affiliates shall (x) not be responsible or liable to the Requesting Party for personal injuries sustained by the Requesting Party’s Representatives in connection with the access provided pursuant to this Section 5.3 and (y) shall be indemnified and held harmless by the Requesting Party for any losses suffered by any such Persons in connection with any such personal injuries; provided such personal injuries are not caused by the gross negligence or willful misconduct of the Disclosing Party.

5.4 Governmental Approvals.

(A) The Parties will cooperate with each other and use commercially reasonable efforts to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority that are necessary in order to consummate the transactions contemplated by this Agreement and the exhibits hereto and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(B) The Parties agree to cooperate with each other and use commercially reasonable efforts to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement and the exhibits hereto.

5.5 Expenses. Subject to the terms of the Side Letter, all costs and expenses incurred each Party in connection with this Agreement and the transactions contemplated thereby shall be paid by the Party incurring the costs and expenses; provided, however, that if any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled.

5.6 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement and the exhibits hereto. Without limiting the generality of the foregoing, each Party will use its commercially reasonable efforts to obtain timely all authorizations, consents and approvals of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Initial Closing. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties hereto may reasonably request in connection with the foregoing.

5.7 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated thereby and no Party shall issue any such public announcement, statement or other disclosure without having first notified the other Party; provided, however, that any Party may make any public disclosure without first so consulting with or notifying the other Party or Parties if such disclosing party believes that it is required to do so by Law or by any stock exchange listing requirement or trading agreement concerning the publicly traded securities of such Party.

5.8 Tax Matters.

(A) Cooperation. Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(B) Tax Returns. ETP Holdco shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of each SUG Party, each SUN Party and HHI in respect of any taxable periods beginning on or before the Closing Date but that are required to be filed after the Closing Date, and ETP Holdco shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns. At least ten (10) Business Days prior to the due date (taking into account any extension) for the filing of such Tax Returns, ETP Holdco shall deliver, or cause to be delivered, a draft of any such Tax Returns of each SUG Party to ETE for ETE’s review, and ETP Holdco shall deliver, or cause to be delivered, a draft of any such Tax Returns of each SUN Party and HHI to ETP for ETP’s review. ETP Holdco shall consider in good faith any comment that ETE or EPT, as applicable, submits to ETP Holdco no less than five (5) Business Days prior to the due date of such Tax Returns.

(C) Tax Contests.

(1) Each of the Parties shall promptly notify the other Parties upon receipt by such Party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of any SUG Party, any SUN Party or HHI for any Tax Period beginning on or before the Closing Date (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contest except to the extent such party was actually prejudiced as a result thereof. Except as provided in clauses (2) and (3) below, ETP Holdco shall control the conduct and settlement of all Tax Contests.

(2) If ETE elects in writing within ten (10) days of its receipt of any notice of a Tax Contest with respect to any SUG Party for which ETE may be liable pursuant to this Agreement, ETE shall control the conduct and settlement of such Tax Contest, provided, however, that ETE shall keep ETP and ETP Holdco reasonably informed of the progress of any such Tax Contest and shall not effect any settlement or compromise of such Tax Contest without obtaining ETP’s prior written consent, which shall not be unreasonably withheld or delayed.

(3) If ETP elects in writing within ten (10) days of its receipt of any notice of a Tax Contest with respect to any SUN Party or HHI for which ETP may be liable pursuant to this Agreement, ETP shall control the conduct and settlement of such Tax Contests, provided, however, that ETP shall keep ETE and ETP Holdco reasonably informed of the progress of any such Tax Contest and shall not effect any settlement or compromise of such Tax Contest without obtaining ETE’s prior written consent, which shall not be unreasonably withheld or delayed.

(4) In the event of any conflict or overlap between the provisions of this Section 5.8(C) and Section 8.4, the provisions of this Section 5.8(C) shall control.

(D) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne 60% by ETE and 40% by ETP. ETP hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such Transfer Taxes. ETP shall provide ETE with evidence satisfactory to ETE that such Transfer Taxes have been paid by ETP, and within ten days of ETE’s receipt of such evidence, ETE shall pay to ETP 60% of the Transfer Taxes so paid.

(E) FIRPTA Certificate. Each of ETP and ETE Sigma shall deliver to ETP Holdco at the Subsequent Closing a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying ETP’s or ETE Sigma’s, as applicable, non-foreign status.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate each Closing is subject to the satisfaction, on or prior to each Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):

(A) Governmental Restraints. No order, decree or injunction of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and no Proceeding by any Governmental Authority with respect to the transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay the transactions contemplated by this Agreement.

(B) Initial Closing. With respect to the Initial Closing, each of the conditions to the Merger shall have been fulfilled (or waived in writing, in whole or in part, by the parties to the Merger Agreement in accordance with the terms thereof and, in the case of a condition to the obligations of ETP to complete the Merger, also waived in writing by ETE) or shall be reasonably capable of being fulfilled at the Effective Time in accordance with the terms of the Merger Agreement, and the parties to the Merger Agreement shall be ready, willing and able to consummate the Merger.

(C) Subsequent Closing. With respect to the Subsequent Closing, the Merger shall have been consummated.

(D) Additional Transactions. The Additional Transactions shall have occurred.

6.2 Conditions to Obligations of the ETP Parties. The obligation of the ETP Parties to consummate each Closing, as applicable, is subject to the satisfaction, on or prior to each Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by ETP (in ETP’s sole discretion):

(A) Representations and Warranties of the ETE Parties. The representations and warranties of the ETE Parties in this Agreement shall be true and correct (without regard to any reference as to materiality, materially, material respects or ETE Material Adverse Effect) in all respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as have not had, and would not reasonably be expected to have, an ETE Material Adverse Effect.

(B) Performance. The ETE Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the ETE Parties on or prior to the Closing Date.

(C) Closing Certificate. The ETP Parties shall have received a certificate, dated as of the Closing Date, signed by an executive officer of each ETE Party, as applicable, certifying that the conditions set forth in Section 6.2(A) and Section 6.2(B) have been satisfied.

(D) ETE Pre-Merger Transactions. With respect to the Initial Closing, the actions required by the ETE Parties pursuant to Section 2.1 shall have been taken in accordance with the terms thereof.

(E) ETE Post-Merger Transactions. With respect to the Subsequent Closing, the actions required by ETE Parties pursuant to Section 2.3 shall have been taken in accordance with the terms thereof.

(F) Stockholders Agreement. ETE shall have executed and delivered to ETP a copy of the Stockholders Agreement in the form attached hereto as Exhibit E.

(G) ETE Material Adverse Effect. There shall not have occurred an ETE Material Adverse Effect.

6.3 Conditions to Obligations of the ETE Parties. The obligation of the ETE Parties to consummate each Closing, as applicable, is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by ETE (in ETE’s sole discretion):

(A) Representations and Warranties of the ETP Parties. The representations and warranties of the ETP Parties in this Agreement shall be true and correct (without regard to any reference as to materiality, materially, material respects or ETP Material Adverse Effect) in all respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as have not had, and would not reasonably be expected to have, an ETP Material Adverse Effect.

(B) Performance. The ETP Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the ETP Parties on or prior to the Closing Date.

(C) Closing Certificate. The ETE Parties shall have received a certificate, dated as of the Closing Date, signed by an executive officer of each ETP Party, as applicable, certifying that the conditions set forth in Section 6.3(A) and Section 6.3(B) have been satisfied.

(D) ETP Pre-Merger Transactions. With respect to the Initial Closing, the actions required by the ETP Parties pursuant to Section 2.1 shall have been taken in accordance with the terms thereof.

(E) ETP Post-Merger Transactions. With respect to the Subsequent Closing, the actions required by ETP Parties pursuant to Section 2.3 shall have been taken in accordance with the terms thereof.

(F) Stockholders Agreement. ETP shall have executed and delivered to ETE a copy of the Stockholders Agreement in the form attached hereto as Exhibit E.

(G) SUN Material Adverse Effect. There shall not have occurred a SUN Material Adverse Effect.

(H) ETP Material Adverse Effect. There shall not have occurred an ETP Material Adverse Effect.

ARTICLE 7

TERMINATION RIGHTS

7.1 Termination Rights. This Agreement may be terminated at any time prior to the Subsequent Closing Date as follows:

(A) By mutual written consent of ETP and ETE;

(B) By either ETP or ETE if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, injunction or judgment prohibiting the consummation of the transactions contemplated by this Agreement;

(C) By ETE in the event that the Merger Closing has not occurred on or prior to the End Date;

(D) By ETP if there shall have been a breach or inaccuracy of the ETE Parties’ representations and warranties in this Agreement or a failure by the ETE Parties to perform their covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the applicable Closing Date, the failure of the conditions to the Closing set forth in Section 6.2(A) or Section 6.2(B), unless such failure is reasonably capable of being cured, and the ETE Parties are using all commercially reasonable efforts to cure such failure by the End Date; provided, however, that ETP may not terminate this Agreement pursuant to this Section 7.1(D) if (i) any of the ETP Parties’ representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.3(A) not to be satisfied or (ii) there has been, and continues to be, a failure by the ETP Parties to perform their covenants and agreements in such a manner as would cause the condition set forth in Section 6.3(B) not to be satisfied;

(E) By ETE if there shall have been a breach or inaccuracy of the ETP Parties’ representations and warranties in this Agreement or a failure by the ETP Parties to perform their covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the applicable Closing Date, the failure of the conditions to the Closing set forth in Section 6.3(A) or Section 6.3(B), unless such failure is reasonably capable of being cured, and the ETP Parties are using all commercially reasonable efforts to cure such failure by the End Date; provided, however, that ETE may not terminate this Agreement pursuant to this Section 7.1(E) if (i) any of the ETE Parties’ representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.2(A) not to be satisfied or (ii) there has been, and continues to be, a failure by the ETE Parties to perform their covenants and agreements in such a manner as would cause the condition set forth in Section 6.2(B) not to be satisfied; or

(F) By ETE or ETP if the Merger Agreement is terminated.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 7.2, Article 9, Section 5.5 and Section 5.7; provided, however, that no termination of this Agreement shall relieve any Party from any liability for or arising out of any willful or intentional breach of this Agreement by such Party or for fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such willful or intentional breach or fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses. Except to the extent otherwise provided in the immediately preceding sentence, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement except to the extent provided by Section 1 and Section 2 of the Side Letter.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by the ETP Parties. Subject to the terms of this Article 8, from and after the Initial Closing ETP shall indemnify, defend and hold harmless the ETE Parties and their respective partners, members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “ETE Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred, arising out of or relating to the following:

(A) the failure of any representation or warranty of the ETP Parties contained in this Agreement to be true and correct as of the date of this Agreement, as of the Initial Closing Date (as if made on and as of the Initial Closing Date) or as of the Subsequent Closing Date (as if made on and as of the Subsequent Closing Date); provided that the truth and correctness of representations and warranties that by their terms expressly speak of a specified date will be determined as of such date; or

(B) any breach of any covenants or agreements of the ETP Parties contained in this Agreement.

8.2 Indemnification by the ETE Parties. Subject to the terms of this Article 8, from and after the Initial Closing, ETE shall indemnify, defend and hold harmless the ETP Parties and each of their respective directors, officers, employees, consultants and permitted assigns (collectively, the “ETP Indemnitees”), to the fullest extent permitted by Law, from and against Losses incurred, arising out of or relating to:

(A) the failure of any representation or warranty of the ETE Parties contained in this Agreement to be true and correct as of the date of this Agreement, as of the Initial Closing Date (as if made on and as of the Initial Closing) or as of the Subsequent Closing Date (as if made on and as of the Subsequent Closing Date); provided that the truth and correctness of representations and warranties that by their terms expressly speak of a specified date will be determined as of such date; or

(B) any breach of any covenants or agreements of the ETE Parties contained in this Agreement.

8.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article 8 or elsewhere in this Agreement, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:

(A) De Minimis. No indemnifying party (an “Indemnifying Party”) will have any liability under this Article 8 in respect of any individual claim involving Losses arising under Section 8.1(A) or Section 8.2(A) to any single ETE Indemnitee or ETP Indemnitee, as applicable, of less than $1,000,000 (each, a “De Minimis Claim”). Notwithstanding the forgoing, this Section 8.3(A) shall not apply to Losses arising out of or relating to any breach or inaccuracy of the ETE Fundamental Representations or the ETP Fundamental Representations.

(B) Deductible.

(1) ETP will not have any liability under Section 8.1(A) unless and until the ETE Indemnitees have suffered Losses in excess of $20,000,000 in the aggregate (the “Deductible”) arising from Claims under Section 8.1(A) that are not De Minimis Claims, and then, subject to Section 8.3(C)(1), ETP will have liability for all recoverable Losses claimed under Section 8.1(A) (including De Minimis Claims); provided that the limitation set forth in this Section 8.3(B)(1) shall not apply to Losses arising out of or relating to: (i) any breach or inaccuracy of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.15 or 3.17 (collectively, the “ETP Fundamental Representations”) or (ii) any breach of any covenants or agreements of the ETP Parties set forth in this Agreement.

(2) ETE will not have any liability under Section 8.2(A) until the ETP Indemnitees have suffered Losses in excess of the Deductible, and then, subject to Section 8.3(C)(2), ETE will have liability for all recoverable Losses claimed under Section 8.2(A) (including De Minimis Claims); provided that the limitation set forth in this Section 8.3(B)(2) shall not apply to Losses arising out of or relating to: (i) any breach or inaccuracy of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.15 or 4.17 (collectively, the “ETE Fundamental Representations”) or (ii) any breach of any covenants or agreements of the ETE Parties set forth in this Agreement.

(C) Cap.

(1) ETP’s aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed $500,000,000 (the “Cap”); provided that the limitation set forth in this Section 8.3(C)(1) shall not apply to Losses arising out of or relating to: (i) any breach or inaccuracy of any ETP Fundamental Representation or (ii) any breach of any covenants or agreements of the ETP Parties set forth in this Agreement.

(2) ETE’s aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed the Cap; provided that the limitation set forth in this Section 8.3(C)(2) shall not apply to Losses arising out of or relating to: (i) any breach or inaccuracy of any ETE Fundamental Representation or (ii) any breach of any covenants or agreements of the ETE Parties set forth in this Agreement.

(D) Survival; Claims Period.

(1) The representations, warranties, covenants and agreements of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the one-year anniversary of the Initial Closing Date (the “Expiration Date”); provided that (i) the ETP Fundamental Representations (other than the representations set forth in Section 3.15) and the ETE Fundamental Representations (other than the representations set forth in Section 4.15) shall survive indefinitely, (ii) the representations and warranties set forth in Sections 3.15 and 4.15 (Taxes) shall survive the execution and delivery of this Agreement and shall continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations (which shall be deemed to be the Expiration Date with respect to such representations and warranties) and (iii) any covenants or agreements contained in this Agreement that by their terms are to be performed after the Initial Closing Date shall survive until fully discharged.

(2) No action for a breach of any representation or warranty contained herein (other than representations or warranties that survive indefinitely pursuant to Section 8.3(D)(1)) shall be brought after the Expiration Date, except for claims of which a Party has received a Claim Notice setting forth in reasonable detail the claimed misrepresentation or breach of warranty with reasonable detail, prior to the Expiration Date.

(E) Calculation of Losses. In calculating amounts payable to any ETP Indemnitee or ETE Indemnitee (each such Person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses, net of any associated costs of expenses of recovery, and (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person with respect to such Losses.

(F) Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable to any other Party for punitive, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof and (ii) in the case of consequential damages, (x) to the extent an Indemnified Party is required to pay consequential damages to an unrelated third party and (y) to the extent of consequential damages to an Indemnified Party arising from fraud or willful conduct.

(G) Sole and Exclusive Remedy. From and after the Subsequent Closing Date, except for assertions of any claim based on fraud or willful misconduct, the remedies provided in this Article 8 shall be the sole and exclusive legal remedies of the Parties with respect to this Agreement and the transactions contemplated hereby.

8.4 Indemnification Procedures.

(A) Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article 8, such Indemnified Party must assert its claim for indemnification under this Article 8 (each, a “Claim”) by providing written notice (a “Claim Notice”) to the Indemnifying Party allegedly required to provide indemnification protection under this Article 8 specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached) and the amount (to the extent that the nature and amount of such Claim is known or reasonably ascertainable at such time; provided, however, that such amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim). Notwithstanding the foregoing, an Indemnified Party’s failure to send or delay in sending a Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is prejudiced by such failure or delay.

(B) In the event of the assertion of any Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnified Party, the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Claim, it shall within thirty (30) days of its receipt of the Claim Notice, notify the Indemnified Party in writing of its intent to do so. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnified Party may assume control of such defense and in the event it is determined pursuant to the procedures set forth in Article 9 that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article 8, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses). Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of the Claim (but will be entitled at its own cost to participate with the Indemnified Party in the defense of any such Claim) if the potential Losses under the Claim could reasonably and in good faith be expected to exceed, in the aggregate when combined with all claims previously made by the Indemnified Party to the Indemnifying Party under this Article 8, the maximum amount for which the Indemnifying Party may be liable pursuant to Section 8.3(C); provided, however, that to the extent the Parties are not in agreement with respect to the calculation of potential Losses the Indemnifying Party shall have the right to assume the defense of the Claim in accordance herewith until the Parties have agreed or a final non-appealable judgment has been entered into, with respect to the determination of the potential Losses.

(C) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnified Party to any injunctive or other non-monetary relief or any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any continuing obligation on or requires any payment from the Indemnified Party without the Indemnified Party’s prior written consent.

8.5 No Reliance.

(A) THE REPRESENTATIONS AND WARRANTIES OF THE ETP PARTIES CONTAINED IN ARTICLE 3 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE ETP PARTIES TO THE ETE PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS OF THE ETE PARTIES CONTAINED IN ARTICLE 4 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE ETE PARTIES TO THE ETP PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF,

OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

(B) Except as provided in Sections 7.2, 8.1, 8.2 and 8.3(F), no Party nor any Affiliate of a Party shall assert or threaten, and each Party hereby waives and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a Party (or a successor to a Party) relating to the transactions contemplated by this Agreement.

ARTICLE 9

GOVERNING LAW AND CONSENT TO JURISDICTION

9.1 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.2 Jurisdiction; Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to not be performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.2 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.2, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.3 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 10

GENERAL PROVISIONS

10.1 Amendment or Modification. This Agreement may be amended or modified only by written agreement of the ETE Parties and the ETP Parties; provided, however, that any amendments or modifications to this Agreement must be approved by the ETP Conflicts Committee and the ETE Conflicts Committee.

10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, however, any such waivers must be approved by the ETP Conflicts Committee if ETP is the waiving Party and by the ETE Conflicts Committee if ETE is the waiving Party.

10.3 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof and provided further that any notice, demand or communication delivered pursuant to this Section 10.3 shall also be made by facsimile or email, none of which shall constitute notice:

If to any ETP Party to:

Energy Transfer Partners, L.P.

3738 Oak Lawn

Dallas, Texas 75219

Facsimile: (214) 981-0706

Attention: General Counsel and Chairman of the Conflicts Committee

Email: tom.mason@energytransfer.com

And a courtesy copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Facsimile: (713) 546-7401

Attention: William N. Finnegan, IV

Sean T. Wheeler

Email: bill.finnegan@lw.com

sean.wheeler@lw.com

If to any ETE Party to:

Energy Transfer Equity, L.P.

3738 Oak Lawn

Dallas, Texas 75219

Facsimile: (214) 981-0706

Attention: General Counsel and Chairman of the Conflicts Committee

Email: tom.mason@energytransfer.com

And a courtesy copy to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Facsimile: (713) 615-5861

Attention: David Palmer Oelman

W. Matthew Strock

Email: doelman@velaw.com

mstrock@velaw.com

10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

10.5 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and assigns. Except as provided in Section 8.1 and Section 8.2, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

10.6 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

10.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any Governmental Authority, (i) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (ii) such provision shall be invalid, illegal or unenforceable only to the extent of such prohibition or invalidity, (iii) to the extent any such provision is deemed to be invalid, illegal or unenforceable, the Parties agree that such court or arbitrator shall modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (iv) to the extent that the court or arbitrator does not modify such provision, the Parties agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

10.8 Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any Section of the ETP Disclosure Schedule or the ETE Disclosure Schedule shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such Section of the ETP Disclosure Schedule or the ETE Disclosure Schedule or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the exhibits and the schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the exhibits or the schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one disclosure schedule contained in the ETP Disclosure Schedule or ETE Disclosure Schedule may be incorporated by reference into any other disclosure Schedule contained therein, and shall be deemed to have been so incorporated into any other disclosure Schedule so long as it is readily apparent that the disclosure is applicable to such other disclosure Schedule.

10.10 Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

ETP PARTIES: ENERGY TRANSFER PARTNERS, L.P.
By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas P. Mason
Thomas P. Mason Senior Vice President, General Counsel and Secretary

ENERGY TRANSFER PARTNERS GP, L.P.
By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas P. Mason
Thomas P. Mason Senior Vice President, General Counsel and Secretary

HERITAGE HOLDINGS, INC.

By:	/s/ Thomas P. Mason
Thomas P. Mason Senior Vice President, General Counsel and Secretary

Signature Page to Transaction Agreement

ETE PARTIES: ENERGY TRANSFER EQUITY, L.P.
By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President and Chief Financial Officer
ETE SIGMA HOLDCO, LLC

By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President and Chief Financial Officer
ETE HOLDCO CORPORATION

By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President and Chief Financial Officer

Signature Page to Transaction Agreement

EXHIBIT A

“Additional Transactions” is defined in the Merger Agreement.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, a specified Person.

“Agreement” is defined in the preamble to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.

“Cap” is defined in Section 8.3(C)(1).

“Claim” is defined in Section 8.4(A).

“Claim Notice” is defined in Section 8.4(A).

“Class F Units” is defined in the Merger Agreement.

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement. For the avoidance of doubt, the term “Contract” does not include any “Organizational Document” or instrument creating or granting any Owned Real Property.

“Contributed SUN Business” means SUN, after giving effect to the Additional Transactions.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the term “Controlled” has a correlative meaning.

“Controlled Groups” is defined in Section 3.16(A).

“Creditors’ Rights” is defined in Section 3.2(B).

“De Minimis Claim” is defined in Section 8.3(A).

“Deductible” is defined in Section 8.3(B)(1).

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

Ex. A-1

“Disclosing Party” is defined in Section 5.3.

“Effective Time” is defined in the Merger Agreement.

“End Date” is defined in the Merger Agreement.

“Environmental Laws” means any and all applicable Laws pertaining to pollution, climate change, protection of the environment (including natural resources), workplace or employee health and safety (to the extent such health and safety relate to exposure to Hazardous Substances), and the Release, storage, disposal, treatment, transportation, handling or Remedial Action of, or exposure to, Hazardous Substances. The term “Environmental Law” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ETE” is defined in the preamble to this Agreement.

“ETE Conflicts Committee” means the Conflicts Committee of the Board of Directors of LE GP, LLC, a Delaware limited liability company.

“ETE Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the ETE Parties and delivered to the ETP Parties on the Execution Date.

“ETE Fundamental Representations” is defined in Section 8.3(B)(2).

“ETE Holdco” is defined in the preamble to this Agreement.

“ETE Indemnitees” is defined in Section 8.1.

“ETE Material Adverse Effect” means a Material Adverse Effect in respect of SUG.

“ETE Material Contract” is defined in Section 4.12(A).

“ETE Parties” is defined in the preamble to this Agreement.

“ETE SEC Reports” means the Annual Report on Form 10-K filed on February 22, 2012 and the Quarterly Report on Form 10-Q filed on May 9, 2012, in each case by ETE with the SEC pursuant to the Exchange Act, as amended, and the rules and regulations promulgated thereunder.

“ETE Sigma” is defined in the preamble to this Agreement.

“ETE Sigma Contribution” is defined in the recitals to this Agreement.

“ETP” is defined in the preamble to this Agreement.

“ETP Common Units” is defined in the recitals to this Agreement.

Ex. A-2

“ETP Conflicts Committee” means the Conflicts Committee of the Board of Directors of Energy Transfer Partners, L.L.C. a Delaware limited liability company.

“ETP Contribution” is defined in the recitals to this Agreement.

“ETP Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the ETP Parties and delivered to the ETE Parties on the Execution Date, which incorporates the SUN Disclosure Schedule as if it was set forth therein in its entirety.

“ETP Fundamental Representations” is defined in Section 8.3(B)(1).

“ETP Group” means, collectively, ETP, ETP GP, Merger Sub, ETP Holdco and HHI, and each, individually, an “ETP Group Member.”

“ETP GP” is defined in the preamble to this Agreement.

“ETP Holdco” is defined in the recitals to this Agreement.

“ETP Indemnitees” is defined in Section 8.2.

“ETP Material Adverse Effect” means a Material Adverse Effect in respect of the Contributed SUN Business and HHI, taken as a whole.

“ETP Material Contract” is defined in Section 3.12(A).

“ETP Parties” is defined in the preamble to this Agreement.

“ETP Partnership Agreement” is defined in the Merger Agreement.

“ETP Plan” is defined in Section 3.16(A).

“ETP SEC Reports” means the Annual Report on Form 10-K filed on February 22, 2012 and the Quarterly Report on Form 10-Q filed on May 9, 2012, in each case by ETP with the SEC pursuant to the Exchange Act, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” is defined in the preamble to this Agreement.

“Exempt Wholesale Generator” is defined in Section 3.18(B).

“Expiration Date” is defined in Section 8.3(D)(1).

“FCC” is defined in Section 3.18(C).

“FERC” means the Federal Energy Regulatory Commission of the United States of America.

Ex. A-3

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any governmental, executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Hazardous Substances” means any (a) substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and (b) any petroleum or petroleum products or by-products, asbestos, poly-chlorinated biphenyls or radioactive, flammable or explosive material.

“HHI” is defined in the recitals to this Agreement.

“HHI Loan” is defined in the recitals to this Agreement.

“ICA” is defined in Section 3.18(C).

“Indemnified Party” is defined in Section 8.3(E).

“Indemnifying Party” is defined in Section 8.3(A).

“Initial Closing” is defined in Section 2.2.

“Initial Closing Date” is defined in Section 2.2.

“Intellectual Property” means all United States and foreign: (a) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and all invention disclosures, including all reissuances, divisionals, renewals, extensions, re-examinations, provisionals, continuations and continuations-in-part thereof; (b) trademarks, whether registered or common law, trademark applications, service marks, logos, slogans, designs, product configurations, trade dress, trade names, Internet domain names, corporate names, assumed names and registrations and applications for registration thereof (whether or not filed), other identifiers of source or goodwill, and the goodwill associated therewith; (c) all copyrights (whether registered or unregistered and whether or not relating to a published work), copyright registrations and applications thereof (whether or not filed), and other works of authorship (including software); and (d) all trade secrets or confidential information regarding confidential inventions, know-how, proprietary software, invention disclosures, improvements, trade secrets, discoveries, proprietary information, technology, technical data, customer lists and information, supplier lists, manufacturer lists, blueprints, drawings, manuals, and all documentation relating to the foregoing.

“IRS” means the Internal Revenue Service of the United States.

Ex. A-4

“Knowledge” means (a) with respect to the ETP Parties, the actual knowledge after due inquiry of Kelcy L. Warren, Martin Salinas, Jr., Thomas P. Mason and Mike Smith, and (b) with respect to the ETE Parties, the actual knowledge after due inquiry of John McReynolds.

“Law” means any law, statute, code, ordinance, order, rule, rule of, or standard imposed by, common law, regulation, judgment, settlement, decree, injunction, writ, franchise, permit, requirement, certificate, license or authorization of any Governmental Authority.

“Leased Real Property” means any real property subject to which a Party has good and valid leasehold interest and which such Party uses or occupies or has the right to use or occupy.

“Lien” means, with respect to any property or asset, (a) any mortgage, pledge, security interest, lien (including environmental tax lien), hypothecation or other similar property interest or encumbrance, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership in respect of such property or asset, and (b) any easements, eminent domain proceedings, rights-of-way, restrictions, restrictive covenants, rights, leases, licenses, violation, reverter and other encumbrances on title to real or personal property (whether or not of record).

“Losses” is defined in Section 8.1.

“Material Adverse Effect” means, with respect to any Person, a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that, a Material Adverse Effect shall not be deemed to have occurred as a result of any of the following changes, events or developments (either alone or in combination): (a) any change in general economic or financial markets which does not have a disproportionate impact on the business of such Person and its Subsidiaries; (b) any change in natural gas prices which does not have a disproportionate impact on the business of such Person and its Subsidiaries; (c) any change affecting the natural gas transportation industry generally which does not have a disproportionate impact on the business of such Person and its Subsidiaries; (d) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date which, in each case, does not have a disproportionate impact on the business of such Person and its Subsidiaries; or (e) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby.

“Merger” is defined in the recitals to this Agreement.

“Merger Agreement” is defined in the recitals to this Agreement.

“Merger Cash Consideration Amount” is defined in the recitals to this Agreement.

“Merger Closing” is defined in the recitals to this Agreement.

“Merger Equity Consideration Amount” is defined in the recitals to this Agreement.

“Merger Loan Amount” is defined in the recitals to this Agreement.

Ex. A-5

“Merger Sub” is defined in the recitals to this Agreement.

“Merger Sub Interest” is defined in Section 2.1(C).

“NGA” is defined in Section 3.18(A).

“NGPA” is defined in Section 3.18(C).

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Owned Real Property” means any real property to which a Party has good and valid title, other than Leased Real Property and Rights-of-Way.

“Party” and “Parties” are defined in the preamble of this Agreement.

“Permits” means all permits, approvals, certifications, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.

“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes applicable to the assets of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with, and to the extent required by, GAAP; (b) Liens imposed by Law, including mechanics’, carriers’, workers’, repairers’, landlords’ and other similar liens arising or incurred in the ordinary course of business of such Person relating to obligations as to which there is no default on the part of such Person and for which adequate reserves have been established in accordance with GAAP, (c) any state of facts which an accurate on the ground survey of any real property of such Person would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record that do not materially interfere with the use and operation of any of the assets of such Person or the conduct of the business of such Person; (d) Liens encumbering the fee interest of those tracts of real property encumbered by rights-of-way; provided, however, that the same do not materially interfere with the use of the asset in the ordinary course of business; and (e) legal highways, zoning and building laws, ordinances and regulations, that do not materially interfere with the use of the assets of such Person in the ordinary course of business.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

Ex. A-6

“Post-Merger Transactions” is defined in Section 2.3.

“Pre-Merger Transactions” is defined in Section 2.1.

“Proceeding” means any civil, criminal or administrative actions, arbitrations, Governmental Authority information requests, formal complaints, suits, Governmental Authority investigations or similar proceedings.

“PUHCA” is defined in Section 3.18(A).

“PURPA” is defined in Section 3.18(B).

“Qualifying Facility” is defined in Section 3.18(B).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Action” means all action to (a) clean up, remove or treat Hazardous Substances in the environment; (b) restore or reclaim the environment or natural resources; (c) prevent or mitigate the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment; (d) remove or abate Hazardous Substances in building materials or equipment; or (e) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance or monitoring.

“Representatives” is defined in Section 5.3.

“Requesting Party” is defined in Section 5.3.

“Rights-of-Way” means easements, rights-of-way and similar real estate interests.

“SEC” is defined in Section 3.9(A).

“Side Letter” means that certain letter agreement, dated April 29, 2012, by and between ETE and ETP.

“Stockholders Agreement” means the stockholders agreement for ETP Holdco attached hereto as Exhibit E.

“Subsequent Closing” is defined in Section 2.4.

“Subsequent Closing Date” is defined in Section 2.4.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For the purposes of this Agreement, SXL is not considered a Subsidiary of SUN and ETP is not considered a Subsidiary of ETE.

Ex. A-7

“SUG” is defined in the recitals to this Agreement.

“SUG 2012 Budgets” means the fiscal 2012 budget and capital expenditure plans of the SUG Parties.

“SUG Loan” is defined in the recitals to this Agreement.

“SUG Parties” means, collectively, SUG and each of its Subsidiaries, and each, individually, a “SUG Party.”

“SUG Plan” is defined in Section 4.16(A).

“SUG SEC Documents” is defined in Section 4.9(A).

“SUG SEC Reports” means the Annual Report on Form 10-K filed on February 24, 2012 (as amended on April 30, 2012) and the Quarterly Report on Form 10-Q filed on May 9, 2012, in each case by SUG with the SEC pursuant to the Exchange Act, as amended, and the rules and regulations promulgated thereunder.

“SUN” is defined in the recitals to this Agreement.

“SUN 2012 Budget” is defined in Section 5.1(C)(5).

“SUN Cash Contribution Amount” means the amount of cash and cash equivalents to be contributed by SUN to ETP pursuant to the Additional Transactions.

“SunCoke Spin-Off” is defined in Section 3.15(H).

“SUN Disclosure Schedule” the disclosure schedule delivered by SUN to ETP immediately prior to the execution of the Merger Agreement.

“SUN Material Adverse Effect” has the meaning ascribed to “Company Material Adverse Effect” in the Merger Agreement.

“SUN Parties” means, collectively, SUN and each of its Subsidiaries (other than SXL and Sunoco LLC), and each, individually, a “SUN Party.”

“SUN SEC Documents” is defined in Section 3.9(A).

“SUN SEC Reports” means the Annual Report on Form 10-K filed on February 28, 2012 and the Quarterly Report on Form 10-Q filed on May 8, 2012, in each case by SUN with the SEC pursuant to the Exchange Act, as amended, and the rules and regulations promulgated thereunder.

Ex. A-8

“Sunoco LLC” means Sunoco Partners LLC, a Delaware limited liability company and wholly owned subsidiary of SUN.

“SXL” means Sunoco Logistics Partners, L.P., a Delaware limited partnership.

“SXL Material Adverse Effect” is defined in the Merger Agreement.

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or Schedules) with respect to Taxes and including any supplement or amendment thereof.

“Transaction Documents” means this Agreement and the schedules hereto, the Stockholders Agreement and each of the other documents and agreements contemplated by, or necessary for the implementation of, Sections 2.1 and 2.3.

“Transfer” of a security shall be deemed to have occurred if a Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; or (iii) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein.

“Transfer Taxes” is defined in Section 5.8(D).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

Ex. A-9

EXHIBIT B

PROMISSORY NOTE

$2,615,100,000.00	[ , 2012]

FOR VALUE RECEIVED, the undersigned, HERITAGE HOLDINGS, INC., a corporation organized under the laws of Delaware (the “Borrower”), HEREBY PROMISES TO PAY to the order of ENERGY TRANSFER PARTNERS, L.P. (the “Lender”), on or before [            ] (the “Maturity Date”), the principal sum of Two Billion Six Hundred Fifteen Million One Hundred Thousand and No/ 100ths Dollars ($2,615,100,000.00), together with interest on the unpaid principal balance outstanding from time to time at a rate per annum equal to the weighted average applicable rate of interest payable by the Lender on all of its outstanding indebtedness for borrowed money during the most recently ended fiscal quarter (the “Applicable Rate”). All obligations hereunder shall be payable in accordance with the terms and provisions of this Promissory Note (the “Note”).

Lender shall notify Borrower in writing of the Applicable Rate no later than five (5) days after the last day of each March, June, September and December after the date hereof and continuing thereafter through and including the Maturity Date which notice shall include reasonably detailed calculations of the Applicable Rate determined in good faith by the Lender (it being hereby agreed that such notice and supporting calculations shall govern absent manifest error) (such notice the “Rate Notice”). The Borrower promises to pay interest at the Applicable Rate on the unpaid principal balance of this Note quarterly in arrears no later than three (3) days after its receipt of a Rate Notice commencing on the first such date occurring after the date hereof and continuing thereafter through and including the Maturity Date. Interest will be computed on the basis of the actual number of days elapsed on the basis of a year consisting of 365 days. The outstanding principal balance of this Note shall be payable on the Maturity Date.

On the Maturity Date, all unpaid principal and accrued and unpaid interest is finally due and payable. Any amount not paid when due with respect to principal (whether at stated maturity, by acceleration or otherwise), costs or expenses, or, to the extent permitted by applicable law, interest, shall bear interest from the date when due to and excluding the date the same is paid in full, at rate per annum equal to the Applicable Rate plus two percent.

This Note may be prepaid at any time without premium or penalty; provided, that interest shall be paid on the amount prepaid to and including the date of prepayment. Upon payment or prepayment of the entire amount of the principal amount of this Note, and accrued interest thereon, this Note shall be surrendered to the Borrower for cancellation.

Payments of principal and interest, and all amounts due with respect to costs and expenses, shall be made in lawful money of the United States of America in immediately available funds, without deduction, set off or counterclaim to the account of the Lender at the principal office of the Lender at 3738 Oak Lawn, Avenue, Dallas, Texas (or such other address as the Lender may specify) not later than noon (Central Time) on the dates on which such payments shall become due.

If (a) any payment of interest or principal herein provided for is not paid when due, (b) Borrower shall commence a proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower, (c) there is commenced against Borrower any such bankruptcy, insolvency or other proceeding that remains undismissed for a period of sixty (60) days, (d) Borrower is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered, (e) Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days, (f) Borrower makes a general assignment for the benefit of creditors, (g) Borrower shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due, (h) Borrower shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (i) Borrower shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing, or (j) any action is taken by Borrower for the purpose of effecting any of the foregoing, then immediately and without expiration of any grace period, other than with respect to clause (a) above which shall be at the Lender’s option, (i) the unpaid, principal balance of this Note, all accrued and unpaid interest thereon and all other amounts payable under this Note shall become and be forthwith due and payable in full, without presentment, demand, protest, notice of intent to accelerate, notice of actual acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrower and (ii) the Lender shall be entitled to enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or public holiday on which the Lender is not open for business, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment.

In addition to all principal and accrued interest on this Note, the Borrower agrees to pay (a) all reasonable costs and expenses incurred by the Lender in collecting this Note through any probate, reorganization bankruptcy or any other proceeding and (b) reasonable attorneys’ fees when and if this Note is placed in the hands of an attorney for collection after default.

The loan evidenced by this Note is not for personal, family or household purposes. This Note is intended to represent indebtedness for borrowed money which is non-recourse to persons other than the Borrower. Lender agrees that liability for any claim based on or in respect of this Note shall be enforced only against Borrower and shall not be enforced against any partner, equityholder or affiliate of the Borrower or any of their respective heirs, successors or assigns. No partner, equityholder or affiliate of the Borrower or any of their respective heirs, successors or assigns shall be liable for the repayment to the Lender of the principal amount this Note or any interest accruing thereon.

All agreements between the Borrower and the Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on this Note or otherwise, shall the amount paid, or agreed to be paid, to the Lender for the use, forbearance, or detention of the money to be loaned under and evidenced by this Note or otherwise or for the payment or performance of any obligation contained in this Note be subject to a rate of interest exceeding the maximum amount permissible under applicable law. If as a result of any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance, the Lender shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the amount permissible hereunder, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of this Note or the amounts owing on other obligations of the Borrower to the Lender under this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and the amounts owing on other obligations of the Borrower to the Lender under this Note, as the case may be, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the applicable usury ceiling. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code, that ceiling shall be the weekly ceiling and shall be used when appropriate in determining the maximum amount of interest permitted to be charged.

The Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and bringing of suit and diligence in collecting this Note, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security hereof, in whole or in part, with or without notice, before or after maturity.

No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege under this Note, or provided by law and no course of dealing between any such person or entity and the Borrower, shall imply or otherwise operate as a waiver of any such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under this Note are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

This Note and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and executors, administrators and heirs; provided that, neither this Note nor any of the rights, interests or obligations hereunder shall be assigned by the Borrower without the prior written consent of the Lender.

This Note may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. THIS NOTE CONSTITUTES THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF. Delivery of an executed counterpart of a signature page of this Note by telecopy or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Note.

WHENEVER POSSIBLE, EACH PROVISION OF THIS NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER SUCH APPLICABLE LAW, HOWEVER, ANY PROVISION OF THIS NOTE HELD TO BE INVALID, ILLEGAL OR UNENFORCEABLE IN ANY JURISDICTION SHALL, AS TO SUCH JURISDICTION, BE INEFFECTIVE TO THE EXTENT OF SUCH INVALIDITY, ILLEGALITY OR UNENFORCEABILITY WITHOUT AFFECTING THE VALIDITY, LEGALITY AND ENFORCEABILITY OF THE REMAINING PROVISIONS HEREOF; AND THE INVALIDITY OF A PARTICULAR PROVISION IN A PARTICULAR JURISDICTION SHALL NOT INVALIDATE SUCH PROVISION IN ANY OTHER JURISDICTION.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW.

Modifications and waivers of this note may be made solely with the approval in writing of each of the Borrower and the Lender.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its officer thereunto duly authorized effective as of the date first above written.

HERITAGE HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Intercompany Note]

EXHIBIT C

FORM OF ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Assignment”), dated as of                     , 2012, is entered into by and between Energy Transfer Partners, L.P., a Delaware limited partnership (“Assignor”) and Heritage Holdings, Inc., a Delaware corporation and indirect wholly owned subsidiary of Assignor (“Assignee”).

R E C I T A L S

WHEREAS, Assignor is a party to that certain Transaction Agreement, dated as of             , 2012 (the “Transaction Agreement”), by and among Assignor, Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of Assignor, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), ETE Sigma Holdco LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ETE, and ETE Holdco Corporation, a Delaware corporation and a direct wholly owned subsidiary of ETE Sigma Holdco LLC, pursuant to which, among other things, prior to the closing of the Merger (as defined in the Transaction Agreement), Assignor shall assign to Assignee the right to acquire 50% of the issued and outstanding capital stock of Sam Acquisition Corporation, a Pennsylvania corporation and a direct wholly owned subsidiary of Assignor (the “Merger Sub Interest”); and

WHEREAS, Assignor wishes to assign to Assignee the right to acquire the Merger Sub Interest, and Assignee desires the right to acquire the Merger Sub Interest.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee, and Assignee hereby accepts from Assignor, the right to acquire all of Assignor’s right, title and interest in and to the Merger Sub Interest.

[Signature Page Follows]

C-1

In WITNESS WHEREOF, each of Assignor and Assignee has caused this Assignment to be executed by its respective duly authorized officers as of the date first written above.

ASSIGNOR: ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:
Thomas P. Mason Senior Vice President, General Counsel and Secretary

ASSIGNEE: HERITAGE HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Assignment Agreement]

EXHIBIT D

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT (this “Assumption”), dated as of                     , 2012, is entered into by and between ETE Holdco Corporation, a Delaware corporation (“ETE Holdco”), and Southern Union Company, a Delaware corporation and a direct wholly owned subsidiary of ETE Holdco (“SUG”).

R E C I T A L S

WHEREAS, SUG is a party to that certain Promissory Note, dated as of March 26, 2012, (the “SUG Loan Agreement”), between SUG as borrower and Energy Transfer Equity, L.P., a Delaware limited partnership and the indirect parent of ETE Holdco (“ETE”) as lender;

WHEREAS, ETE Holdco is a party to that certain Transaction Agreement, dated as of             , 2012 (the “Transaction Agreement”), by and among ETE Holdco, Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP, ETE and ETE Sigma Holdco LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ETE and the direct parent of ETE Holdco, pursuant to which, among other things, at or prior to the closing of the Merger (as defined in the Transaction Agreement), ETE Holdco will assume the obligations of SUG under the SUG Loan Agreement;

WHEREAS, SUG wishes to assign all of its right, title and interest and the obligations of SUG under the SUG Loan Agreement to ETE Holdco, and ETE Holdco desires to accept such right, title and interest, and assume such obligations of SUG under the SUG Loan Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SUG does hereby assign, transfer, set over and deliver to ETE Holdco all of SUG’s right, title and interest in, and its obligations under, the SUG Loan Agreement, and ETE Holdco does hereby assume and accept such right, title, interest and obligations.

[Signature Page Follows]

D-1

In WITNESS WHEREOF, each of ETE Holdco and SUG have caused this Assumption to be executed by its respective duly authorized officers as of the date first written above.

ETE HOLDCO CORPORATION

By:
Name:
Title:

SOUTHERN UNION COMPANY

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:
Name: Title:

[Signature Page to Assumption Agreement]

EXHIBIT E

STOCKHOLDERS AGREEMENT

BY AND AMONG

ETP HOLDCO CORPORATION,

ETE SIGMA HOLDCO LLC

AND

ENERGY TRANSFER PARTNERS, L.P.

Dated as of                     , 2012

TABLE OF CONTENTS

i

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (the “Agreement”) is made as of the [—] day of [—] 2012 (the “Effective Date”), by and among ETP Holdco Corporation, a Delaware corporation (the “Company”), ETE Sigma Holdco LLC, a Delaware limited liability company (“ETE Sigma”) and Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”). ETE Sigma and ETP are sometimes referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Company was formed as a corporation pursuant to the Delaware General Corporation Law (the “DGCL”) by the filing of a Certificate of Incorporation (as amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on June 15, 2012;

WHEREAS, ETE Sigma and ETP are the holders of shares of common stock, par value $0.01 per share, of the Company equal to 60% and 40%, respectively, of all of the issued and outstanding shares of common stock (the “Common Shares”); and

WHEREAS, ETE Sigma and ETP are entering into this Agreement to, among other things, (a) set forth the governance and operating procedures of the Company and (b) set forth their respective rights and obligations with respect to the Company.

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows, each intending to be legally bound:

ARTICLE I.

GENERAL

Section 1.01. Defined Terms.

As used herein:

“Actions” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation or audit by or before any court or other Governmental entity.

“Affiliate(s)” has the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act.

“Affiliate Contract” means any contract between the Company and any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than any of its wholly owned Subsidiaries), on the other hand.

“Agreement” is defined in the preamble to this Agreement.

“Arbitrable Dispute” is defined in Section 2.08(a).

“Arbitrator” is defined in Section 2.08(a).

“Asset Purchase Notice” is defined in Section 2.01(g)(i).

“Asset ROFR Exercise Notice” is defined in Section 2.01(g)(i).

“Asset ROFR Option Period” is defined in Section 2.01(g)(i).

“Available Cash” means, with respect to any fiscal quarter ending prior to the dissolution or liquidation of the Company, without duplication: (i) the sum of all cash and cash equivalents of the Company on hand at the end of such fiscal quarter, less (ii) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Company Board to (a) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures or debt service of the Company) subsequent to such fiscal quarter or (b) comply with applicable Law or any agreement or obligation to which the Company is a party or by which it is (or any of its assets are) bound.

“Bankruptcy Event” means:

a Party has, pursuant to or within the meaning of any Bankruptcy Law, (a) commenced a voluntary case, (b) consented to the entry of any order for relief against it in an involuntary case, (c) consented to the appointment of a Custodian of it or for all or substantially all of its assets or (d) made a general assignment for the benefit of its creditors; or

a court of competent jurisdiction has entered an order or decree with respect to such Party under any Bankruptcy Law that (a) is for relief against such Party in an involuntary case, (b) appoints a Custodian of such Party or for all or substantially all of such Party’s assets or (c) orders the liquidation of such Party, and the order or decree remains unstayed and in effect for sixty (60) consecutive days.

“Bankruptcy Law” means any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Law.

“Business Dispute” is defined in Section 2.05.

“Capital Contribution” means any cash or cash equivalents that a Party contributes to the Company.

“Certificate” is defined in the recitals to this Agreement.

“Change of Control” means, with respect to any Person, any event that causes such Person to cease to be Controlled by such Person’s Ultimate Parent; provided, however, that with respect to ETP, “Change of Control” means any event that causes the Ultimate Parent of ETP to cease to be controlled by ETE.

“Common Shares” is defined in the recitals to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Company Board” is defined in Section 2.02(a)(i).

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the term “Controlled” has a correlative meaning.

“CPI-U” has the meaning given such term in the definition of “CPI-U Adjustment Amount.”

“CPI-U Adjustment Amount” means an amount equal to the percentage difference between (i) the seasonally unadjusted Consumer Price Index for All Urban Consumers (all items), United States City Average (1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics (the “CPI-U”), for the month of December in the year in which the CPI-U Adjustment Amount is being determined and (ii) the CPI-U for the month of December in the immediately preceding calendar year.

“CPR Institute” means the Center for Public Resources Institute.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Damages” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), costs and reasonable expenses, including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Action, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.

“Designees” is defined in Section 2.02(a)(i).

“DGCL” is defined in the recitals to this Agreement.

“Director” means a member of the Company Board.

“Dispute Notice” is defined in Section 2.05.

“Drag-Along Notice” is defined in Section 2.01(f)(ii).

“Drag-Along Transfer” is defined in Section 2.01(f)(i).

“Effective Date” is defined in the preamble to this Agreement.

“ETE Sigma” is defined in the preamble to this Agreement.

“ETE Sigma Designees” is defined in Section 2.02(a)(i).

“ETP” is defined in the preamble to this Agreement.

“ETP Designees” is defined in Section 2.02(a)(i).

“Federal Arbitration Act” is defined in Section 2.08(c)

“Governmental Authority” means any federal, state, local or foreign government and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance, hypothecation or deposit arrangement or other arrangement having the practical effect of any of the foregoing.

“Major Decision” is defined in Section 2.04.

“Non-Selling Party” is defined in Section 2.01(d)(i).

“Officers” is defined in Section 2.02(b).

“Option Party” is defined in Section 2.01(c).

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Parties” and “Party” are defined in the preamble to this Agreement.

“Percentage Interest” means, with respect to the Common Shares owned by any Person, the number obtained by dividing the outstanding Common Shares owned by such Person by the total number of outstanding Common Shares, expressed as a percentage. As of the Effective Date, “Percentage Interest” means (a) with respect to the Common Shares owned by ETE Sigma as of the Effective Date, sixty percent (60%) and (b) with respect to the Common Shares owned by ETP as of the Effective Date, forty percent (40%).

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Potential Purchasing Party” is defined in Section 2.01(g)(i).

“ROFR Acceptance Notice” is defined in Section 2.01(d)(i).

“ROFR Accepting Party” is defined in Section 2.01(d)(ii).

“ROFR Option Period” is defined in Section 2.01(d)(i).

“Sale Notice” is defined in Section 2.01(d)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Party” is defined in Section 2.01(d)(i).

“Subject Assets” is defined in Section 2.01(g)(i).

“Subject Assets Bona Fide Offer” is defined in Section 2.01(g)(i).

“Subject Interest” is defined in Section 2.01(d)(i).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tag-Along Acceptance Notice” is defined in Section 2.01(e)(iii).

“Tag-Along Offer” is defined in Section 2.01(e)(i).

“Tag-Along Transfer” is defined in Section 2.01(e)(i).

“Transfer” of a security shall be deemed to have occurred if a Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of, distribution of or disposition of such security or any interest therein; or (iii) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein.

“Transferee” means any Person that receives Common Shares through a Transfer.

“Triggering Party” is defined in Section 2.01(c).

“Ultimate Parent” means, with respect to (a) ETE Sigma, Energy Transfer Equity, L.P., (b) ETP, Energy Transfer Partners, L.L.C. and (c) any other Person who hereinafter becomes a Party, the Person that is designated by the Company Board (with the approval of at least one ETE Sigma Designee and one ETP Designee) as the Ultimate Parent of such Party in connection with its joinder to this Agreement as a Party.

“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

Section 1.02. Interpretations.

In this Agreement, unless a clear contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) references to any Section, Article, Annex, subsection and other subdivision refer to the corresponding Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (v) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (vi) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (vii) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (viii) references to “days” are to calendar days; and (ix) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II.

CERTAIN AGREEMENTS

Section 2.01. Restrictions on Transfers; Compliance with Securities Laws.

(a) Generally. Notwithstanding anything in this Agreement to the contrary, neither Party shall Transfer (or grant a Lien on) any Common Shares or interests therein without the prior written consent of the other Party (which consent may not be unreasonably withheld or delayed) and such Transfer (or grant of a Lien) is made in accordance with applicable terms of this Agreement. Any purported Transfer of (or grant of a Lien on) any portion of a Party’s Common Shares in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer (or grant of a Lien). The Parties acknowledge and agree that a breach of any of the terms of this Section 2.01 by a Party will likely cause irreparable injury to the Company and to the other Party for which monetary damages and other remedies at law are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of such Party to comply with the provisions of this Section 2.01 and (b) the uniqueness of the Company and the relationship among the Parties. Accordingly, the Parties acknowledge and agree that the provisions of this Article II may be enforced by specific performance.

(b) Permitted Transfers. Notwithstanding the provisions of this Section 2.01, each Party shall have the right, without the consent of the other Party, to (i) Transfer all (but not less than all) of its Common Shares to a Subsidiary of such Party’s Ultimate Parent (and upon any such Transfer, such Subsidiary shall immediately become a Party hereto), (ii) make a bona fide pledge of its Common Shares under a credit facility with third party financial institutions or (iii) Transfer all or any portion of its Common Shares in compliance with Sections 2.01(d), 2.01(e) and/or 2.01(f) hereto.

(c) Bankruptcy Event; Change of Control. If (i) a Bankruptcy Event occurs with respect to a Party or (ii) a Party undergoes a Change of Control, such Party (the “Triggering Party”) shall provide written notice of such Bankruptcy Event or Change of Control to the other Party (the “Option Party”) within one day of such occurrence, and the Option Party shall have the right, but not the obligation, to purchase all of the Triggering Party’s Common Shares, such right to be exercised within thirty (30) days after the Option Party’s receipt of such written notice. The purchase price to be paid by the Option Party shall be the fair market value of the Triggering Party’s Common Shares as determined by agreement between the Parties. If the Parties are unable to agree upon a purchase price, such purchase price will be determined by arbitration in accordance with Section 2.08.

(d) Right of First Refusal.

(i) If a Party (such Party, a “Selling Party”) receives a bona fide offer from a third party for a Transfer of all or a portion of the Selling Party’s Common Shares (the “Subject Interest”), and the Selling Party wishes to accept such offer, the Selling Party must notify the other Party (the “Non-Selling Party”) in writing within twenty (20) days after receiving such offer (the “Sale Notice”). The Sale Notice must include a complete description of the purchase price and other terms and conditions of the transaction in which the Selling Party proposes to Transfer the Subject Interest, including the name of the proposed Transferee and other consideration specified in the offer. The Non-Selling Party shall have twenty (20) days (the “ROFR Option Period”) after receiving the Sale Notice in which to advise the Selling Party in writing (the “ROFR Acceptance Notice”) whether or not it will acquire all of the Subject Interest upon the terms and conditions contained in the Sale Notice. A failure to advise the Selling Party in writing before the expiration of the ROFR Option Period as to whether or not it will acquire all of the Subject Interest pursuant to the preceding sentence shall be deemed to constitute an election not to acquire the Subject Interest.

(ii) If, during the ROFR Option Period, the Non-Selling Party elects to acquire the Subject Interest at the price and subject to the terms and conditions set forth in the Sale Notice (upon such election, the “ROFR Accepting Party”), then such ROFR Accepting Party shall close such transaction no later than the later to occur of (A) the closing date set forth in the Sale Notice and (B) ninety (90) days after the Selling Party receives the ROFR Acceptance Notice.

(iii) The right of first refusal created in this Section 2.01(d) is an option to acquire all, but not less than all, of the Subject Interest offered for sale by the Selling Party. If the Non-Selling Party elects not to acquire the Subject Interest or the Non-Selling Party fails to make an election before the expiration of the ROFR Option Period, and the Selling Party has complied with Section 2.01(e), the Selling Party may Transfer the Subject Interest to the proposed Transferee named in the Sale Notice upon the terms described in the Sale Notice. If such Transfer does not occur on substantially the same terms and conditions set forth in the Sale Notice, or if such Transfer is not consummated within one hundred twenty (120) days after the Non-Selling Party’s election not to acquire the Subject Interest, then such Transfer shall be null and void ab initio and the Selling Party must again satisfy all of the requirements of this Section 2.01(d).

(iv) Upon consummation of any Transfer of Common Shares in accordance with this Section 2.01(d) (whether to a Party or any other Person), such Transferee and all of its Common Shares shall automatically become a Party to and be bound by this Agreement and shall thereafter have all of the rights and obligations of a Party hereunder. Notwithstanding the foregoing, all Transfers pursuant to this Section 2.01(d) must comply with the terms of this Agreement.

(e) Tag-Along Right.

(i) If (a) a Selling Party has complied with Section 2.01(d), (b) the Non-Selling Party has elected not to acquire the Subject Interest or has failed to make an election before the expiration of the ROFR Offer Period, (c) such Selling Party is proceeding with the Transfer of the Subject Interest pursuant to Section 2.01(d)(iii) and (d) the Subject Interest which the Selling Party proposes to Transfer represents more than twenty percent (20%) of the Selling Party’s Common Shares, then such Selling Party shall make an offer (a “Tag-Along Offer”) to the Non-Selling Party to include in the proposed Transfer (the “Tag-Along Transfer”), on substantially the same terms and conditions set forth in the Sale Notice, all or a portion (as the case may be) of the Non-Selling Party’s Common Shares in accordance with the provisions of this Section 2.01(e). Notwithstanding the foregoing, the provisions of this Section 2.01(e) shall not apply to any Transfer that the Selling Party has properly elected to treat as a Drag-Along Transfer subject to Section 2.01(f).

(ii) Each of the Selling Party and the Non-Selling Party shall have the right to Transfer in a Tag-Along Transfer a Percentage Interest equal to the product of (a) the total Percentage Interest of the Selling Party or Non-Selling Party (as the case may be) (expressed as a decimal) multiplied by (b) the Subject Interest the proposed Transferee proposes to buy as stated in the Sale Notice (expressed as a decimal).

(iii) The Tag-Along Offer may be accepted by the Non-Selling Party at any time within twenty (20) days after the Non-Selling Party’s receipt of the Tag-Along Offer, which acceptance must be made by delivery of a written notice indicating such acceptance to the Selling Party (a “Tag-Along Acceptance Notice”).

(iv) The Selling Party may elect in its discretion to terminate the proposed sale of any of its Common Shares in the Tag-Along Transfer (and shall not otherwise be deemed to owe any duty or responsibility to the Non-Selling Party to proceed), in which case, the obligations under this Section 2.01(e) in respect of such Tag-Along Transfer shall cease.

(v) If for any reason the Selling Party elects to terminate or otherwise not to sell any of the Subject Interest in the Tag-Along Transfer or such Tag-Along Transfer should fail to close, the Selling Party must comply with the provisions set forth in Sections 2.01(d) and 2.01(e), to the extent applicable, prior to making any subsequent Transfer of all or any portion of its Common Shares.

(f) Drag-Along Right.

(i) If (a) a Selling Party has complied with Sections 2.01(d), (b) the Non-Selling Party has elected not to acquire the Subject Interest or has failed to make an election before the expiration of the ROFR Offer Period (c) such Selling Party is proceeding with the Transfer of the Subject Interest pursuant to Section 2.01(d)(iii) and (d) the Subject Interest which the Selling Party proposes to Transfer represents more than fifty percent (50%) of the then outstanding Common Shares, then the Selling Party may require the Non-Selling Party to sell in such Transfer (a “Drag-Along Transfer”), on substantially the same terms and conditions set forth in the Sale Notice, the same proportion of its Common Shares as is proposed to be sold by the Selling Party in lieu of the Tag-Along Right pursuant to Section 2.01(e).

(ii) The Selling Party shall give the Non-Selling Party written notice at least twenty five (25) days prior to the anticipated closing date of the Drag-Along Transfer (a “Drag-Along Notice”). Upon delivery of the Drag-Along Notice, the Non-Selling Party shall be required to sell to the Transferee the same proportion of its Common Shares as the Selling Party actually sells pursuant to the Drag-Along Transfer.

(iii) The Selling Party may elect in its discretion to terminate or otherwise not to sell any of its Common Shares in the Drag-Along Transfer (and shall not otherwise be deemed to owe any duty or responsibility to the Non-Selling Party to proceed), in which case, the obligations under this Section 2.01(f) in respect of such Drag-Along Transfer shall cease.

(iv) If for any reason the Selling Party elects to terminate or otherwise not to sell any of its Common Shares in the Drag-Along Transfer, or such Transfer would no longer qualify as a Drag-Along Transfer, or such Drag-Along Transfer should fail to close, the Selling Party must comply with the provisions set forth in Sections 2.01(d) and 2.01(e), to the extent applicable, prior to making any subsequent Transfer of all or any portion of its Common Shares.

(g) Asset Right of First Refusal.

(i) If the Company receives (a) a bona fide written offer from a third party for a purchase of all or substantially all of the Company’s assets or properties (the “Subject

Assets”) which includes a complete description of the purchase price and other terms and conditions of the transaction in which the Subject Assets would be sold, including the name of the third party purchaser and the other consideration specified in such offer (a “Subject Assets Bona Fide Offer”), (b) the Company Board (including the approval of at least one ETE Sigma Designee and one ETP Designee) determines that the Company would be willing to sell such Subject Assets at the price and on the other terms set forth in such Subject Assets Bona Fide Offer, (c) if required pursuant to Section 2.04, the written consent of each of ETP and ETE Sigma has been obtained to sell such Subject Assets at the price and on the terms set forth in the Subject Assets Bona Fide Offer and (d) either Party wishes to purchase such Subject Assets at the price and on the other terms set forth in such Subject Assets Bona Fide Offer, such Party (the “Potential Purchasing Party”) must notify the other Party in writing within ten (10) days after the Company’s receipt of such Subject Assets Bona Fide Offer (the “Asset Purchase Notice”). The Potential Purchasing Party shall have ten (10) days (the “Asset ROFR Option Period”‘) after delivering the Asset Purchase Notice in which to advise the other Party in writing (the “Asset ROFR Exercise Notice”) whether or not it will acquire all of the Subject Assets on the same terms and conditions set forth in the Subject Assets Bona Fide Offer. A failure to deliver the Asset ROFR Exercise Notice as provided in the preceding sentence shall be deemed to constitute an election not to acquire the Subject Assets.

(ii) If, during the Asset ROFR Option Period, the Potential Purchasing Party delivers the Asset ROFR Exercise Notice, then the Potential Purchasing Party shall close such transaction no later than the later to occur of (A) the closing date set forth in the Subject Assets Bona Fide Offer and (B) ninety (90) days after the delivery of the Asset ROFR Exercise Notice.

(iii) The right of first refusal created in this Section 2.01(g) is an option to acquire all, but not less than all, of the Subject Assets offered to be purchased by the third party. If the Potential Purchasing Party elects not to acquire the Subject Assets or the Potential Purchasing Party fails to make an election before the expiration of the Asset ROFR Option Period, and the sale of the assets has received approval of the Company Board (including the approval of at least one ETE Sigma Designee and one ETP Designee) and the approval of each of ETE Sigma and ETP pursuant to Section 2.04(g) (if required), the Company may sell the Subject Assets to the proposed purchaser named in the Subject Assets Bona Fide Offer upon the terms described therein. If such sale does not occur on substantially the same terms and conditions set forth in the Subject Assets Bona Fide Offer, or if such sale is not consummated within one hundred twenty (120) days after the Potential Purchasing Party’s election not to acquire the Subject Assets, then such sale shall be null and void ab initio and the Company must again satisfy all of the requirements of this Section 2.01(g).

Section 2.02. Management of the Company.

(a) Board of Directors.

(i) The Company shall establish a Board of Directors (the “Company Board”) which shall consist of not more than five members. The Company Board shall consist of (a) two Persons designated by ETE Sigma (the “ETE Sigma Designees”) and (b) three Persons designated by ETP (the “ETP Designees” and, together with the ETE Sigma Designees, the “Designees”). The Company Board shall, by a majority vote of all directors, have the power and authority to take all actions it deems necessary for the management and conduct of the business of the Company, except as described in Sections 2.04 and 2.06.

(ii) The Company shall cause the Designees to be nominated for election at an annual or special meeting of the stockholders of the Company pursuant to this Section 2.02.

(iii) Each Party shall vote all Common Shares held by it for the election to the Company Board of all Designees nominated in accordance with this Section 2.02. Any Designee appointed or elected to the Company Board may be removed by the Party that originally designated such Designee, except that any such Designee may also be removed for cause in accordance with applicable Law or the Company’s Certificate and bylaws. If a Designee (or any successor Designee appointed pursuant to this Section 2.02) ceases for any reason to serve as a director of the Company after having been duly appointed or elected, then, the Party that designated such Designee shall have the right to designate a replacement for such Designee to hold office for the remaining unexpired term of such Designee.

(iv) The Company shall use commercially reasonable efforts to cause the Company Board to convene meetings at least once every three months. Upon any failure by the Company to convene a meeting at least once every three months, a Director nominated under this Section 2.02 shall be empowered to cause the Company to convene such meeting.

(v) The Company shall reimburse each Director who is not an employee of the Company for his or her reasonable out of pocket expenses including travel incurred in connection with the attendance of meetings of the Company Board or any committee thereof.

(b) The Company Board may appoint officers of the Company (the “Officers”), having title, power, authority and duties described in this Section 2.02 or as otherwise granted by the Company Board.

(i) Term; Removal; Resignation; Vacancies; Compensation. Each Officer will hold office until such Officer’s resignation, removal or death. Any Officer of the Company is subject to removal, with or without cause, by the Company Board. Any vacancy in the position of an Officer of the Company resulting from a removal, resignation or other event may be filled by Company Board. The removal of an Officer is without prejudice to the contract rights, if any, of the person removed. Designation of an Officer does not, in and of itself, create contract rights. The compensation, if any, to be paid to the Officers of the Company will be determined by Company Board.

(ii) Authority. The authority of any Officers of the Company shall be restricted to the carrying on of day-to-day business and affairs of the Company, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company’s assets, all in accordance with this Section 2.02(b), and any such authority will be subject to the supervisory control of the Company Board. Unless the Company Board shall determine otherwise, the title assigned to an Officer shall constitute the delegation to such officer of the authority and duties set forth in this Section 2.02(b) and that are normally associated with that title.

(iii) Titles and Number. The Officers may include a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers, and any other officer position or title as the Company Board may approve. Any person may hold two or more offices.

(iv) Chief Executive Officer. Subject to the limitations imposed by this Agreement, any employment agreement or any determination of the Company Board, the Chief Executive Officer shall (A) supervise generally the other Officers, (B) be responsible for the management and day-to-day business and affairs of the Company, its other Officers, employees and agents and shall supervise generally the affairs of the Company, (C) coordinate the Company’s operations with the Company Board, (D) have full authority to execute all documents and take all actions that the Company may legally take and (E) have the power and authority to delegate the Chief Executive Officer’s powers and authority to any proper officer.

(v) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Company Board or the Chief Executive Officer may require. He shall render to the Company Board and the Chief Executive Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Company Board or the Chief Executive Officer may require. The Chief Financial Officer shall have (A) the same power as the Chief Executive Officer to execute documents on behalf of the Company and (B) the power and authority to delegate the Chief Financial Officer’s powers and authority to any proper officer.

(vi) Chief Operating Officer. If appointed, the Chief Operating Officer shall be responsible for the management of the business operations of the Company. The Chief Operating Officer shall perform such other duties and may exercise such other powers as may from time to time by assigned to him by the Chief Executive Officer.

(vii) Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, any Vice President, or such other officer as the Company Board shall select, shall have the powers and duties conferred upon the Treasurer.

(viii) Vice Presidents. In the absence of the Chief Executive Officer, each Vice President appointed by the Company Board shall have all of the powers and duties conferred upon the Chief Executive Officer, including the same power as the Chief Executive Officer to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Company Board. Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents, or any other title determined by the Company Board.

(ix) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Company Board, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by Law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by the Company Board or the Chief Executive Officer. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

(x) Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the officers and other persons.

(xi) Delegation of Authority. Unless otherwise provided in this Agreement or by the Company Board, no officer shall have the power or authority to delegate to any person such officer’s rights and powers as an officer to manage the business and affairs of the Company.

Section 2.03. Business Opportunities.

The Company hereby agrees and acknowledges that (i) the Company shall have no interest in and waives any interest in, or expectancy that the Parties, or any of their respective Affiliates, or any of the forgoing Persons’ or Company’s respective partners, members, managers, directors or officers, shall be required to offer it the opportunity to participate in, any and all business opportunities that may arise from time to time, (ii) the Parties hereto and the Company’s directors or officers shall not be required to provide any interest in any such business opportunities to the Company and (iii) the Company shall not have any reasonable expectation of receiving any interest in any such business opportunities.

Section 2.04. Major Decisions.

Neither the Company nor any of its Subsidiaries may take any of the following actions without having obtained the written consent of each of ETP and ETE Sigma (each, a “Major Decision”):

(a) merge or consolidate with any other Person or enter into any business combination with any other Person, other than, in the case of a Subsidiary of the Company, a wholly owned Subsidiary of the Company;

(b) liquidate or dissolve;

(c) voluntarily declare bankruptcy, or file a petition or otherwise seek protection under any federal or state bankruptcy, insolvency or reorganization Law;

(d) amend this Agreement or the Company’s Organizational Documents;

(e) issue, sell or repurchase any Common Shares or other security interests in the Company, including any instrument convertible into or exchangeable or exercisable for security interests in the Company, or, except as provided in Section 2.01, admit any Person as a Party;

(f) make or issue any call for, or require, a Capital Contribution;

(g) sell, exchange, transfer, lease or dispose of any assets of the Company, or acquire any assets, having a fair market value of more than fifty million dollars ($50,000,000) in one or more related transactions in any calendar year;

(h) approve or enter into any Affiliate Contract or amend, modify or waive any material provision of any Affiliate Contract;

(i) except as may have been approved by the Board of Directors of the Company or any Subsidiary (or by any similar governing body or other party legally entitled to authorize expenditures on behalf of a Subsidiary of the Company) prior to the Effective Date, and except for any expenses or costs as may be required to be incurred in the event of any emergency or to implement any legally required maintenance, make any expenditures (or incur any costs) in excess of one hundred million dollars ($100,000,000);

(j) enter into any new line of business;

(k) adopt or change accounting policies other than as necessary for such policies to be consistent with generally accepted accounting principles and Federal securities laws;

(l) incur or refinance any indebtedness of the Company or create arrangements permitting such incurrence, other than equipment leases or purchase money indebtedness in the ordinary course of business

(m) repay any material indebtedness, except upon maturity of any such indebtedness and in accordance with its terms;

(n) grant a Lien on, or otherwise encumber, any assets, other than those reasonably necessary in the ordinary course of business; and

(o) initiate, settle, compromise or resolve any Damages or Actions (other than any state or federal regulatory proceedings) where the estimated amount in controversy, or the settlement amount to be paid or received, is greater than fifteen million dollars ($15,000,000);

Section 2.05. Deadlocks.

If (a) the Company Board is unable to reach agreement regarding any action requiring approval by at least one ETE Sigma Designee and one ETP Designee or (ii) the Parties are unable to agree on a Major Decision (each, a “Business Dispute”), then the Directors or the Parties, as the case may be, will consult and negotiate with each other in good faith to find a solution. If the Directors or the Parties, as the case may be, do not reach such a solution within thirty (30) days from the date the disagreement occurred, then either Party may give written notice to the other Party that the failure to approve such action will, in such Party’s judgment, adversely affect the Company (a “Dispute Notice”). Within five Business Days after the delivery of the Dispute Notice, either Party may submit such Business Dispute to arbitration pursuant to Section 2.08.

Section 2.06. Distributions.

Within forty (40) days following the end of each fiscal quarter, the Company shall distribute 100% of its Available Cash with respect to such fiscal quarter to the Parties in proportion to their respective Percentage Interests; provided, that the amount of any cash reserves established pursuant to clause (ii) of the definition of “Available Cash” shall be approved by the Company Board, including at least one ETE Sigma Designee and one ETP Designee.

Section 2.07. Information Rights.

(a) The Company shall provide the Parties with the following information:

(i) notice and a reasonably detailed description of the occurrence of any event directly concerning the Company or its Subsidiaries that the Company determines in its good faith judgment is material to the Parties, in each case within ten Business Days following the occurrence thereof;

(ii) unaudited financial statements of the Company within thirty (30) days after the end of each of the first three quarters of the Company’s fiscal year;

(iii) annual audited financial statements of the Company within sixty (60) days after the end of the Company’s fiscal year; and

(iv) monthly, copies of bank statements of the Company and its Subsidiaries.

(b) The annual and quarterly financial statements described above will include a description of the business activities that took place during the period covered by the financial statements and a summary of the Company’s business plan for the following quarter.

(c) The Company shall permit the Parties or their respective representatives to inspect any of the books of account and other records of the Company and to discuss its business and affairs with the Company’s officers and its independent public accountants, all at such reasonable times during the Company’s usual business hours and upon reasonable prior notice (which shall not be less than twenty-four (24) hours).

Section 2.08. Dispute Resolution.

(a) If either Party desires to submit to arbitration (i) a Business Dispute that remains unresolved after compliance by the Parties with the procedures set forth in Section 2.05 or (ii) a purchase price dispute that remains unresolved after compliance by the Parties with the procedures set forth in Section 2.01(c) (each, an “Arbitrable Dispute”), it shall so notify the other Party in writing, and the Parties shall attempt in good faith to agree on a qualified arbitrator with at least ten (10) years’ experience resolving large, complex commercial matters within fifteen (15) days after the date of such notice. If the Parties are unable to agree upon a qualified arbitrator within such fifteen (15) day period, then either Party may request that the CPR Institute appoint an arbitrator with not less than fifteen (15) years’ experience in resolving large, complex commercial matters. Any arbitrator agreed upon or appointed pursuant to this Section 2.08(a) is referred to herein as the “Arbitrator.”

(b) The Arbitrator shall resolve any Arbitrable Dispute submitted to it in accordance with the provisions of this Agreement.

(c) The arbitration pursuant to this Section 2.08 shall be conducted in Dallas, Texas, in accordance with the then current CPR Institute Rules for Non-Administered Arbitration of Business Disputes, as modified by the provisions of this Section 2.08. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 116 (the “Federal Arbitration Act”) to the exclusion of any provision of Law inconsistent therewith or which would produce a different result, and judgment upon the decision rendered by the Arbitrators may be entered by any court having jurisdiction. With respect to each Arbitrable Dispute submitted to it, the Arbitrator shall render its decision in writing within fifteen (15) days after the conclusion of the hearing with respect to such Arbitrable Dispute (which shall be fixed by the Arbitrator at a reasonable time and place). The Arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement only insofar as shall be necessary in the determination of the Arbitrable Dispute before it, but shall not have jurisdiction or authority to add to or alter in any way the provisions of this Agreement. The Arbitrator shall act as a limited expert for the specific purpose of determining the Arbitrable Dispute in accordance with the terms and provisions of this Section 2.08, and the Arbitrator may not award Damages, interest or penalties to either Party with respect to any Arbitrable Dispute. The Arbitrator’s decision shall govern and shall be final, nonappealable (except to the extent provided in the Federal Arbitration Act) and binding on the Parties and its written decision may be entered in any court having appropriate jurisdiction. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator, shall be allocated equally among the Parties and each Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses. Any decision of the Arbitrator will be implemented by the Parties pursuant to this Agreement.

ARTICLE III.

MISCELLANEOUS

Section 3.01. Governing Law.

This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 3.02. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.03. Amendment.

This Agreement may be amended or modified only by written agreement of ETE Sigma and ETP; provided, however, that any amendments or modifications to this Agreement must be approved by the Conflicts Committee of the Board of Directors of the general partner of each of ETE and ETP.

Section 3.04. Waivers of Compliance; Consents.

Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 3.05. Notices.

Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof and provided further that any notice, demand or communication delivered pursuant to this Section 3.05 shall also be made by facsimile or email, none of which shall constitute notice:

If to the Company, to:

ETP Holdco Corporation

3738 Oak Lawn

Dallas, Texas 75219

Facsimile: (214) 981-0706

Attention: General Counsel

With a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Fax: (713) 546-5401

Attention: William N. Finnegan, IV

        Sean T. Wheeler

Email:       bill.finnegan@lw.com

        sean.wheeler@lw.com

If to ETE Sigma, to:

ETE Sigma Holdco LLC

3738 Oak Lawn

Dallas, Texas 75219

Facsimile: (214) 981-0706

Attention: General Counsel

with a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Facsimile: (713) 615-5861

Attention: David Palmer Oelman

        W. Matthew Strock

Email:       doelman@velaw.com

        mstrock@velaw.com

Section 3.06. Captions; Headings.

The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 3.07. Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement, except in accordance with Section 2.01 hereof, without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective. Any permitted transferee of the Common Shares shall be included within the definition of Parties for purposes of this Agreement.

Section 3.08. No Third Person Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

Section 3.09. Entire Agreement.

This Agreement and the Organizational Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

Section 3.10. Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any Governmental Authority, (i) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (ii) such provision shall be invalid, illegal or unenforceable only to the extent of such prohibition or invalidity, (iii) to the extent any such provision is deemed to be invalid, illegal or unenforceable, the Parties agree that such court or arbitrator shall modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (iv) to the extent that the court or arbitrator does not modify such provision, the Parties agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 3.11. Representation by Counsel.

Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 3.12. Facsimiles; Counterparts.

This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date first written above.

ETP HOLDCO CORPORATION

By:
Name:
Title:

ETE SIGMA HOLDCO LLC

By:
Name:
Title:

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners, GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:
Name: Thomas Mason Title: Senior Vice President, General Counsel & Secretary

[Signature Page to Stockholders Agreement]

EXHIBIT F

SUN SUBSIDIARIES

COMPANY NAME:	INC./ORG./REG.
Mascot, Inc. (MA)	MA

Sun Alternate Energy Corporation	DE

Sun Atlantic Refining and Marketing Company	DE
Sun Atlantic Refining and Marketing B.V., Inc.	DE
Sun Atlantic Refining and Marketing B.V.	Netherlands
Atlantic Petroleum Corporation	DE
Atlantic Petroleum Delaware Corporation	DE
Atlantic Petroleum (Out) LLC	DE
Atlantic Pipeline (Out) L.P.	TX
Atlantic Refining & Marketing Corp.	DE

Sun Canada, Inc.	DE
Helios Assurance Company Limited	Bermuda
Sun International Limited	Bermuda
Sun Mexico One, Inc.	DE
Sunoco de Mexico, S.A. de C.V.	Mexico
Sun Mexico Two, Inc.	DE
Sun Company, Inc.	DE
(name saver company)

Sun Company, Inc.	PA
(name saver company)

Sun Oil Company	DE
(name saver company)
Sun Oil Export Company	DE

Sun Oil International, Inc.	DE

Sun-Del Pipeline LLC	DE
Mid-Continent Pipe Line (Out) LLC	TX
Sun Pipe Line Company	TX
Sunoco Partners LLC	PA
Sun Pipe Line Delaware (Out) LLC	DE

Sun Refining and Marketing Company	DE
(name saver company)

Sun Services Corporation	PA

Sun Transport, LLC	PA
Jalisco Corporation	CA
Lesley Corporation	DE
Libre Insurance Company, Ltd.	Bermuda

Ex. F-1

COMPANY NAME:	INC./ORG./REG.
Sun-Del Services, Inc.	DE

SunCoke Energy, Inc.	DE
Sun Coal & Coke Company	DE
Elk River Minerals Corporation	DE
Gateway Energy & Coke Company, LLC	DE
Haverhill North Coke Company	DE
Indiana Harbor Coke Company	DE
Indiana Harbor Coke Corporation	IN
Indiana Harbor Coke Company L.P.	DE
Jewell Coke Acquisition Company	VA
Jewell Coke Company, L.P.	DE
SunCoke Energy South Shore LLC	DE
Jewell Resources Corporation	VA
Dominion Coal Corporation	VA
Harold Keene Coal Co., Inc.	VA
Energy Resources, LLC	VA
Jewell Coal and Coke Company, Inc.	VA
Jewell Smokeless Coal Corporation	VA
Oakwood Red Ash Coal Corporation	VA
Vansant Coal Corporation	VA
Middletown Coke Company, LLC	DE
Sun Coke International, Inc.	DE
Port Talbot Coke Company Limited	England
Sun Coke East Servicos de Coqueificacao Ltda.	Brazil
Sun Coke Europe Holding B.V.	Netherlands
SunCoke International Development Spoika z ograniczona odpowiedzialnoscia	Poland

SunCoke Technology and Development LLC	DE

The Claymont Investment Company LLC
Sunoco, Inc. (R&M)	PA
Puerto Rico Sun Oil Company LLC	DE
Sun Lubricants and Specialty Products Inc.	Quebec
Sun Petrochemicals, Inc.	DE
Sunmarks, LLC	DE
BAR-L, Inc.	PA
Sunoco Power Generation LLC	DE
Sunoco Power Marketing L.L.C.	PA

Sunoco Overseas, Inc.	DE
Lugrasa, S.A.	Panama

Sunoco Partners LLC	PA
Sunoco Logistics Partners L.P.	DE
Sunoco Logistics Partners GP LLC	DE
Sunoco Logistics Partners Operations L.P.	DE
Sunoco Logistics Partners Operations GP LLC	DE

Ex. F-2

COMPANY NAME:	INC./ORG./REG.
Sunoco Partners Marketing & Terminals L.P.	TX
Austin Property Acquisition LLC	DE
Butane Acquisition I LLC	DE
Sunoco Partners Butane Blending LLC	DE
Crude Acquisition LLC	DE
Texon Crude Oil, LLC	DE
Sunoco Partners Crude Operating LLC	DE
Sunoco Partners Rockies LLC	DE
Sunoco Pipeline L.P.	TX
Excel Pipeline LLC	DE
Inland Corporation	OH
West Texas Gulf Pipe Line Company	DE
Sunoco Pipeline Acquisition LLC	DE
Sun Pipe Line Company of Delaware LLC	DE
Mid-Valley Pipeline Company	OH
Sunoco Partners Lease Acquisition & Marketing LLC	DE

Sunoco Receivables Corporation, Inc.	DE

The New Claymont Investment Company	DE

The Sunoco Foundation	PA

Ex. F-3

EXHIBIT G

SUG SUBSIDIARIES

COMPANY NAME:	INC./ORG./REG.
Panhandle Eastern Pipe Line Company, LP	DE
Trunkline Gas Company, LLC	DE
Trunkline LNG Company, LLC Delaware	DE
Pan Gas Storage, LLC Delaware	DE
CCE Acquisition LLC Delaware	DE
CCE Holdings, LLC Delaware	DE
CrossCountry Citrus, LLC Delaware	DE
SUG Energy, LLC Texas	TX
Southern Union Gas Services, Ltd. Texas	TX

Ex. G-1